UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ARCH CAPITAL GROUP LTD.
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Arch

Arch Capital Group Ltd.

2019 PROXY STATEMENT

Notice of Annual Meeting of Shareholders

Wednesday, May 8, 2019

8:45 a.m., local time
Arch Capital Group Headquarters
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda

T: (441) 278-9250

www.archcapgroup.com

March 28, 2019

DEAR FELLOW SHAREHOLDER:

You are cordially invited to join Arch Capital Group Ltd.’s Board of Directors and senior leadership at the 2019 annual meeting of shareholders, which will be held at 8:45 a.m. local time on Wednesday, May 8, 2019. The meeting will be held at our offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
The attached notice of the 2019 annual meeting of shareholders and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each of the proposals as listed on the attached notice.
You may submit your proxy either over the telephone or the Internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials.
Thank you for your continued support.
Sincerely,

CONSTANTINE IORDANOU Chairman of the Board

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

When:	Wednesday, May 8, 2019, 8:45 a.m., local time

Where:	Waterloo House, Ground Floor, 100 Pitts Bay Road,
Pembroke HM 08, Bermuda
We are pleased to invite you to the Arch Capital Group Ltd. 2019 Annual Meeting of Shareholders.
Items of Business:

1.	Elect three Class III Directors to serve for a term of three years or until their respective successors are duly elected and qualified (Item 1);

2.	Advisory vote to approve named executive officer compensation (Item 2);

3.	Appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019 (Item 3);

4.	Elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws (Item 4);

5.	Conduct other business if properly raised.
You are eligible to vote if you were a shareholder of record at the close of business on March 8, 2019.

Martin Richardson Secretary
Hamilton, Bermuda
March 28, 2019

Voting Information
Ensure that your shares are represented at the 2019 Annual Meeting of Shareholders by voting in one of several ways:

Go to the website listed on your proxy card or Notice to vote VIA THE INTERNET.
Call the telephone number specified on your proxy card or on your Voting Instruction Form to vote BY TELEPHONE.
If you received paper copies of your proxy materials, mark, sign, date and return your proxy card in the postage-paid envelope provided to vote BY MAIL.
Scan the QR Code on your proxy card, Notice or Voting Instruction Form to vote with your MOBILE DEVICE.
Attend the meeting to vote IN PERSON (see Annual Meeting Attendance in Annex A—General Information).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
This Proxy Statement and 2018 Annual Report to Shareholders are available at www.proxyvote.com. On or about March 29, 2019, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and 2018 Annual Report to Shareholders. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the Internet, by phone or with your mobile device.

2019 PROXY STATEMENT |	3

TABLE OF CONTENTS

4	| 2019 PROXY STATEMENT

PROXY SUMMARY
This summary highlights information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. As used in this report, “we,” “us,” “our,” “Arch” or the “Company” refer to the consolidated operations of Arch Capital Group Ltd. (“Arch Capital”) and its subsidiaries. For more complete information regarding the Company’s 2018 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

ROADMAP OF VOTING MATTERS
Shareholders are being asked to vote on the following matters at the 2019 Annual Meeting of Shareholders:

Our Board’s Recommendation
ITEM 1 - Election of Directors (page 8)
The Board and the Nominating and Governance Committee believe that the three Director nominees possess the necessary qualifications and experience to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareholders.
FOR Each Director Nominee
ITEM 2 - Advisory Vote to Approve Named Executive Officer Compensation (page 27)
The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 27 and the Executive Compensation Tables beginning on page 51. The Board values shareholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
FOR
ITEM 3 - Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm (page 69)
The Audit Committee and the Board believe that the retention of PricewaterhouseCoopers LLP to serve as the Independent Auditors for the fiscal year ending December 31, 2019, is in the best interests of the Company and its shareholders. As required by Bermuda law, shareholders are being asked to appoint the Audit Committee’s selection of the Independent Auditors.
FOR One Year
ITEM 4 - Election of Designated Company Directors of Certain Non-U.S. Subsidiaries (page 70)
The Board and management believe that the named Designated Company Director nominees possess the necessary qualifications and experience to provide oversight for the Company’s non-U.S. subsidiaries.	FOR Each Director Nominee

2019 PROXY STATEMENT |	5

DIRECTOR NOMINEES	See page 8.
The Board is comprised of 11 members, divided into three classes, serving staggered three-year terms. The Board intends to present for action at the Annual Meeting the election of the following Class III directors for a term of three years or until their successors are duly elected and qualified:

				Committee Membership (1)
Name	Age	Director Since	Primary Occupation	UW	A	C	E	FIR	NG
John L. Bunce, Jr.	60	November 2001	Managing Director of Greyhawk Capital Management, LLC and Senior Advisor to Hellman and Friedman LLC			■	■	■	■
Marc Grandisson	51	March 2018	President and Chief Executive Officer of Arch Capital				■
Eugene S. Sunshine	69	July 2014	Former Senior Vice President for Business and Finance at Northwestern University		■	■			■

(1)	UW = Underwriting Oversight Committee; A = Audit Committee; C = Compensation Committee; E = Executive Committee; FIR = Finance, Investment and Risk Committee; NG = Nominating and Governance Committee

IMPORTANT CHANGES TO COMPENSATION PROGRAM IN 2018	See page 37
We made several key enhancements to our compensation programs in 2018 to continue to improve the link between compensation and our business performance and talent retention strategies as well as the long-term interests of our shareholders.
2018 Short-Term Incentive Plan
Beginning in 2018, we adopted a more formulaic approach to our annual incentive plan design for our senior executive team. In prior years, the results of the formulaic plans, which have been in place at our underwriting units since inception, has been the basis upon which the compensation decisions have been made for our named executive officers. However, with the adoption of our new plan design, we now formally link the financial performance achieved by each of our Reporting Segments (i.e., insurance, reinsurance and mortgage) and of our investment function, as measured under the current formulaic plans, to the specific payments to be made to our named executive officers. Please refer to “Compensation Discussion and Analysis—Elements of Compensation Program—Short-Term Annual Cash Incentive Bonuses.”
2018 Long-Term Incentive Plan
To further align the interests of our named executive officers and shareholders, we have moved away from exclusive time-based vesting to add a majority of performance-based vehicles to the structure of our long-term incentive awards for senior executives. Beginning with grants in 2018, the majority of such awards is in the form of performance shares. Please refer to “Compensation Discussion and Analysis—Elements of Compensation Program—2018 Long-Term Incentive Awards.”

SHAREHOLDER ENGAGEMENT	See page 36
We maintain an ongoing, proactive outreach effort with our shareholders. Throughout the year, members of our Investor Relations team and leaders of our business engage with our shareholders to seek their input, to remain well-informed regarding their perspectives and to help increase their understanding of our business. Over the past year, as part of our engagement with our shareholders, members of our Compensation Committee, our lead director and members of senior management had discussions with institutional shareholders representing a significant number of our outstanding common shares to discuss, among other things, our executive compensation program. We remain committed to listening to feedback from shareholders as we continue to review and evaluate our compensation programs.

6	| 2019 PROXY STATEMENT

KEY EXECUTIVE COMPENSATION POLICIES AND PRACTICES	See page 37
Our compensation framework includes these key policies and practices:

What We Do

▪	Structure the majority of pay as performance-based, which is tied to rigorous goals.

▪	Align executive compensation with shareholder returns.

▪	Apply caps on both the annual and long-term incentive plans.

▪	Apply stock ownership and holding guidelines.

▪	Discourage inappropriate risk taking that is inconsistent with the long-term success of the Company.

▪	Require minimum vesting periods for equity awards.

▪	Include clawback provisions for all incentive-based compensation.

▪	Include double-trigger change in control provisions in equity awards that are assumed by an acquirer.

▪	Prohibit hedging under our insider trading policy in our Code of Business Conduct.

▪	Limit shares that can be pledged.

▪	Set the exercise price of our stock options and stock appreciation rights (“SARs”) at the closing share price on the grant date.

▪	Engage an independent compensation consultant that reports directly to the Compensation Committee.

▪	Utilize a peer group approved by our Board.

▪	Engage with our shareholders.

What We Don’t Do

▪	No repricing or reducing the exercise price of stock options or SARs.

▪	No exchanging out of the money stock options or SARs for cash or other property.

▪	No tax gross-ups provided to named executive officers.

▪	No excise tax gross-up payments in connection with change in control payments.

GENERAL INFORMATION	See page A-1.
Please see “Annex A—General Information” for important information about the proxy materials, voting, the 2019 Annual Meeting, Company documents, communications and the deadlines to submit shareholder proposals and director nominees for the 2020 Annual Meeting of Shareholders.

LEARN MORE ABOUT OUR COMPANY
You can learn more about the Company by visiting:

▪	Our website—www.archcapgroup.com.

▪	Proxy website—www.proxyvote.com, which includes this Proxy Statement and our 2018 Annual Report to Shareholders.

2019 PROXY STATEMENT |	7

GOVERNANCE
ITEM 1—ELECTION OF DIRECTORS
The Board of Arch Capital is currently comprised of 11 members nominated for election, divided into three classes, serving staggered three-year terms. The Board intends to present for action at the annual meeting the election of John L. Bunce, Jr., Marc Grandisson and Eugene S. Sunshine to serve as Class III Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board by the Nominating and Governance Committee of the Board.

Mr. Yiorgos Lillikas, who currently serves as a Class III Director, will not stand for re-election following the completion of his current term.

Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.
Nominees

John L. Bunce, Jr.

■	60 years old
Mr. Bunce is a Managing Director and founder of Greyhawk Capital Management, LLC and a Senior Advisor to Hellman & Friedman LLC. He joined Hellman & Friedman in 1988 and previously served as a Managing Director of the firm. Before joining Hellman & Friedman, Mr. Bunce was Vice President of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation, National Information Consortium, Inc. and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. from Stanford University and an M.B.A. from Harvard Business School.
Mr. Bunce’s qualifications for service on our Board include his corporate finance background, investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.

■	Director since November 2001
■	Class III Director of Arch Capital
■	Compensation Committee
■	Executive Committee
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee

8	| 2019 PROXY STATEMENT

Marc Grandisson

■	51 years old
Mr. Grandisson was promoted to the position of President and Chief Executive Officer of Arch Capital on March 3, 2018 and was appointed to our Board in March 2018. From January 2016 to March 2018, he was President and Chief Operating Officer of Arch Capital. Prior to that role, he was Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group from 2005 to 2015, and the Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group from February 2014 to December 2015. He joined Arch Reinsurance Ltd. (“Arch Re Bermuda”) in October 2001 as Chief Actuary. He subsequently held various leadership roles, including Chief Underwriting Officer and Actuary, President and Chief Operating Officer, eventually being named President and Chief Executive Officer at Arch Re Bermuda. Prior to joining Arch, he held various positions with the Berkshire Hathaway Group, F&G Re, Inc. and Tillinghast/Towers Perrin. He holds a B.Sc. in Actuarial Science from Université Laval in Canada and an M.B.A. from The Wharton School of the University of Pennsylvania. He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Mr. Grandisson’s qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

■	With Arch since October 2001
■	President and Chief Executive Officer of Arch Capital
■	Director since March 2018
■	Class III Director of Arch Capital
■	Executive Committee

Eugene S. Sunshine

■	69 years old
Mr. Sunshine retired at the end of August 2014 as the Senior Vice President for Business and Finance at Northwestern University, the university’s chief financial and administrative officer. Before joining Northwestern in 1997, he was Senior Vice President for Administration at The Johns Hopkins University. Prior to Johns Hopkins, Mr. Sunshine held positions as New York State Deputy Commissioner for Tax Policy and New York State Treasurer as well as Director of Energy Conservation for the New York State Energy Office. He currently is a member of the boards of directors of Chicago Board Options Exchange and Kaufman Hall and Associates. Mr. Sunshine is a former member of the boards of Bloomberg L.P., Keypath Education, National Mentors Holdings and Nuveen Investments. He holds a B.A. from Northwestern University and a Master of Public Administration degree from Syracuse University’s School of Citizenship and Public Affairs.
Mr. Sunshine’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience.

■	Director since July 2014
■	Class III Director of Arch Capital
■	Audit Committee
■	Compensation Committee
■	Nominating and Governance Committee
Required Vote
A majority of the votes cast will be required to elect the above nominees as Class III Directors of Arch Capital.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

2019 PROXY STATEMENT |	9

Appointed Directors, Continuing Directors and Senior Management
The following individuals are our appointed and continuing directors:

Eric W. Doppstadt

■	59 years old
Mr. Doppstadt serves as Vice President and Chief Investment Officer of the Ford Foundation. Mr. Doppstadt has been with the Ford Foundation since 1989, most recently as director of private equity investments for the foundation’s endowment. He joined the Ford Foundation as resident counsel, later assuming senior positions managing the Ford’s alternative investment portfolio. He has also served on the investment advisory boards of numerous private equity and venture capital funds. Mr. Doppstadt holds the Chartered Financial Analyst designation from the CFA Institute and is a director of Makena Capital Management, LLC. He holds an A.B. from The University of Chicago and a J.D. from New York University School of Law.

Mr. Doppstadt’s qualifications for service on our Board include his extensive investment experience and investment management skills.

■	Director since November 2010
■	Class II Director of Arch Capital
■	Term expires 2021
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee

Laurie S. Goodman

■	62 years old
Ms. Goodman is the Vice President at the Urban Institute and Founder and Co-Director of its Housing Finance Policy Center. Before joining the Urban Institute in 2013, Ms. Goodman spent 30 years at several Wall Street firms. From 2008 to 2013, she was Senior Managing Director at Amherst Securities Group LP. From 1993 to 2008, Ms. Goodman was head of global fixed income research and Manager of U.S securitized products research at UBS and predecessor firms. Before that, she was a senior fixed income analyst, a mortgage portfolio manager and a senior economist at the Federal Reserve Bank of New York.

Ms. Goodman serves on the board of directors of the real estate investment trust MFA Financial and is an adviser to Amherst Capital Management. She has also served on the Bipartisan Policy Center’s Housing Commission, Fannie Mae’s Affordable Housing Advisory Council, and the Federal Reserve Bank of New York’s Financial Advisory Roundtable. Ms. Goodman has a B.A. in Mathematics from the University of Pennsylvania and an A.M. and Ph.D. in Economics from Stanford University.

Ms. Goodman’s qualifications for service on our Board include her extensive analytics and strategy experience, her housing finance expertise and her service on boards of directors of other companies.

■	Director since May 2018
■	Class II Director of Arch Capital
■	Term expires 2021
■	Audit Committee
■	Underwriting Oversight Committee

Constantine Iordanou

■	69 years old
Mr. Iordanou has been Chairman of the Board of Arch Capital since November 2009 and was Chief Executive Officer of Arch Capital from August 2003 to March 2018. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of group operations and business development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich-American and Chief Executive Officer of Zurich North America. Prior to joining Zurich, he served as President of the commercial casualty division of the Berkshire Hathaway Group and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University.

Mr. Iordanou’s qualifications for service on our Board include his extensive leadership, executive management and operating experience in the insurance industry, his in-depth knowledge of our operations and service on boards of directors of other companies.

■	Director since January 2002
■	Chairman of the Board and Class II Director of Arch Capital
■	Term ends September 2019
■	Executive Committee
■	Finance, Investment and Risk Committee

10	| 2019 PROXY STATEMENT

Louis J. Paglia

■	61 years old
Mr. Paglia is the founding member of Oakstone Capital LLC, a private investment firm. He previously founded Customer Choice LLC in April 2010, a data analytics company serving the electric utility industry. He previously served as Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia also served as UIL Holdings’ Chief Financial Officer and as President of its investment subsidiaries. Prior to joining UIL Holdings, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to that, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc., a property and casualty insurance and reinsurance holding company, and Emisphere Technologies, Inc. He holds a B.S. in Engineering from Massachusetts Institute of Technology and an M.B.A. from The Wharton School of the University of Pennsylvania.
Mr. Paglia’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience in financial services companies.

■	Director since July 2014
■	Class I Director of Arch Capital
■	Term expires 2020
■	Audit Committee
■	Compensation Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

John M. Pasquesi

■	59 years old
Mr. Pasquesi is the Managing Member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. from Dartmouth College and an M.B.A. from Stanford Graduate School of Business.
Mr. Pasquesi’s qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

■	Director since October 2001
■	Class II Director of Arch Capital
■	Lead Independent Director
■	Term expires 2021
■	Compensation Committee
■	Executive Committee
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

Brian S. Posner

■	57 years old
Mr. Posner has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm focused on financial, bio-pharmaceutical, and other services-related companies. From 2005 to March 2008, Mr. Posner served as the President, Chief Executive Officer and Co-Chief Investment Officer of ClearBridge Advisors, LLC, an asset management company and a wholly owned subsidiary of Legg Mason. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as the Managing Member for five years. He served as a portfolio manager and an analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as Co-Chief Investment Officer and director of research. Mr. Posner currently serves on the board of directors of Biogen Inc. and he is a trustee of the AQR Funds. He holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Booth School of Business.
Mr. Posner’s qualifications for service on our Board include his strong financial background, investment skills and extensive experience as a leading institutional investment manager and advisor.

■	Director since November 2010
■	Class I Director of Arch Capital
■	Term expires 2020
■	Audit Committee
■	Finance, Investment and Risk Committee
■	Underwriting Oversight Committee

2019 PROXY STATEMENT |	11

John D. Vollaro

■	74 years old
Mr. Vollaro has been a Senior Advisor of Arch Capital since April 2009. He was Executive Vice President and Chief Financial Officer of Arch Capital from January 2002 to March 2009 and Treasurer of Arch Capital from May 2002 to March 2009. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was President and Chief Operating Officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was Chief Executive Officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as Executive Vice President of W.R. Berkley Corporation from 1991 until 1993, Chief Financial Officer and Treasurer of W.R. Berkley Corporation from 1983 to 1993 and Senior Vice President of W.R. Berkley Corporation from 1983 to 1991. Mr. Vollaro currently serves on the board of directors of Tiberius Acquisition Corporation.
Mr. Vollaro’s qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

■	Director since November 2009
■	Class I Director of Arch Capital and Senior Advisor
■	Term expires 2020
■	Finance, Investment and Risk Committee
■	Underwriting Oversight Committee
The following individuals are members of senior management, including our executive officers, who do not serve as directors of Arch Capital:

François Morin

■	51 years old
Mr. Morin is Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital, a position he has held since May 2018. Prior to such position, Mr. Morin served as Senior Vice President, Chief Risk Officer and Chief Actuary of Arch Capital, a position he held since May 2015. He joined Arch Capital in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm, Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered Financial Analyst, a Chartered Enterprise Risk Analyst and a Member of the American Academy of Actuaries.

■	With Arch since October 2011
■	Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital

Nicolas Papadopoulo

■	56 years old
Mr. Papadopoulo is Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations, executive positions at Arch Capital. From July 2014 to September 2017, Mr. Papadopoulo was Chairman and Chief Executive Officer of Arch Reinsurance Group at Arch Capital. He joined Arch Re Bermuda in December 2001 where he held a variety of underwriting roles. Prior to joining Arch, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama and he was also an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a master’s degree in statistics. He is also a Member of the International Actuarial Association and a Fellow at the French Actuarial Society.

■	With Arch since December 2001
■	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations

12	| 2019 PROXY STATEMENT

Maamoun Rajeh

■	48 years old
Mr. Rajeh has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group since October 2017. From July 2014 to September 2017, he was Chairman and Chief Executive Officer of Arch Re Bermuda. He joined Arch Re Bermuda in 2001 as an underwriter, ultimately becoming Chief Underwriting Officer in November 2005. Most recently, he was President and Chief Executive Officer of Arch Reinsurance Europe Underwriting Designated Activity Company (“Arch Re Europe”) from October 2012 to July 2014. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania and he is a Chartered Property Casualty Underwriter.

■	With Arch since December 2001
■	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group

Andrew T. Rippert

■	58 years old
Mr. Rippert is Chief Innovation and Strategic Investment Officer of Arch Capital, a position he has held since March 2019. Prior to such position, Mr. Rippert served as Chief Executive Officer of the Global Mortgage Group at Arch Capital from January 2014 to February 2019. Prior to that, he served as President and Chief Executive Officer of Arch Insurance (EU) Designated Activity Company (formerly known as Arch Mortgage Insurance Designated Activity Company) from December 2011 to March 2014. Prior to December 2011, he served as senior executive of mortgage insurance at Arch Re Bermuda. He joined Arch Insurance (UK) Limited (formerly known as Arch Insurance Company (Europe) Limited) in September 2010 as a Senior Vice President. Prior to that time, he worked as a consultant to mortgage insurers and mortgage backed security investors. From 2001 through 2006, he held various positions at Radian Guaranty Inc., a subsidiary of Radian Group Inc., including senior vice president and managing director of the international mortgage insurance group. He has also worked in reinsurance as an actuary and underwriter. Mr. Rippert serves on the board of directors of the Mortgage Bankers Association (“MBA”) and the MBA’s Opens Doors Foundation. He is also a member of the Executive Committee of the Housing Policy Council and a voting member of the MBA’s Residential Board of Governors. Mr. Rippert graduated from Drexel University with a B.S. in Physics and Mathematics and has an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Rippert is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

■	With Arch since September 2010
■	Chief Executive Officer of the Global Mortgage Group through February 2019 and currently Chief Innovation and Strategic Investment Officer of Arch Capital

Dennis R. Brand

■	68 years old
Mr. Brand is Chairman, Worldwide Services at Arch Capital Services Inc. Mr. Brand also serves on the Group Reinsurance Steering Committee. He served as Senior Executive Vice President and Chief Administration Officer for Arch Insurance Group Inc. (“Arch Insurance Group”) until December 2017. Mr. Brand joined Arch Insurance Group in 2004 as Senior Vice President and Chief Reinsurance Officer where he oversaw reinsurance, finance, information technology, actuarial, corporate underwriting, human resources, legal and premium audit departments. Prior to joining Arch Insurance Group, Mr. Brand held various positions in the insurance industry: first in finance, then in assumed underwriting and ceded reinsurance, as well as serving in other operational roles in the industry. Mr. Brand has over 40 years of reinsurance and executive management experience through positions held at Kemper and Reliance National. Mr. Brand holds a B.A. in Business from West Virginia University; he has also served in the United States Navy.

■	With Arch since February 2004
■	Chairman, Worldwide Services at Arch Capital Services Inc.

2019 PROXY STATEMENT |	13

David E. Gansberg

■	46 years old
Mr. Gansberg was promoted to the position of Chief Executive Officer of the Global Mortgage Group at ACGL on March 1, 2019, which provides mortgage insurance and reinsurance on a worldwide basis. From February 2013 through February 2019, he was the President and Chief Executive Officer of Arch Mortgage Insurance Company. From July 2007 to February 2013, Mr. Gansberg was Executive Vice President and a director at Arch Reinsurance Company. Prior to that, he held various underwriting, operational and strategic roles at Arch Reinsurance Ltd. and Arch Capital Services Inc., where he joined in December 2001. Prior to joining Arch, Mr. Gansberg held various positions with ACE Bermuda and Cigna Property and Casualty. He holds a B.S. in Actuarial Mathematics from the University of Michigan.

■	With Arch since December 2001
■	Chief Executive Officer of Global Mortgage Group

W. Preston Hutchings

■	62 years old
Mr. Hutchings has served as President of Arch Investment Management Ltd. (“AIM”) since April 2006 and Senior Vice President and Chief Investment Officer of Arch Capital since July 2005. Prior to joining Arch Capital, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

■	With Arch since July 2005
■	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of Arch Capital

Louis T. Petrillo

■	53 years old
Mr. Petrillo has been President and General Counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was Senior Vice President, General Counsel and Secretary of Arch Capital. From 1996 until May 2000, Mr. Petrillo was Vice President and Associate General Counsel of Arch Capital’s reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. from Tufts University and a law degree from Columbia University.

■	With Arch since January 1996
■	President and General Counsel of Arch Capital Services Inc.

Carl D. Sullo

■	70 years old
Mr. Sullo has served as Chief Human Resources Officer, Real Estate and Administrative Services at Arch Capital Services Inc. since June 2018. Prior to that he served as Senior Vice President, Human Resources, Real Estate and Administrative Services at Arch Insurance Group Inc. from July 2009 to May 2018. Prior to joining Arch Insurance Group, Mr. Sullo has over 40 years of insurance experience through executive and management positions at Catalina Holdings, One Beacon Insurance, Crum & Forster, Reliance National, Colonial Penn Insurance and CIGNA. He has a B.A. in Psychology from Iona College.

■	With Arch since March 2009
■	Chief Human Resources Officer, Real Estate and Administrative Services

14	| 2019 PROXY STATEMENT

Board
Leadership Structure
The Board reviews the Company’s leadership structure from time to time. As part of the transition of the role of chief executive officer from Mr. Iordanou to Mr. Grandisson in early 2018, the Board determined that a split in the role of chairman of the board and chief executive officer was appropriate and in the best interests of the Company’s shareholders. The Board also elected to maintain the role of independent lead director, a role in which John Pasquesi, a non-management/independent director, currently serves. Since then, the Board has decided to retain the split role of chairman of the board and chief executive officer, and has announced that John Pasquesi will assume the role of chairman of the board in September 2019, effective with the completion of Mr. Iordanou’s term as chairman of the board. Mr. Pasquesi has been a director and vice chairman since October 2001 and lead director since November 2017, and has a deep knowledge of Arch and the industry in which we compete.
Several factors ensure that we have a strong and independent Board. All directors, with the exception of Messrs. Grandisson, Iordanou and Vollaro, are independent as defined under the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the Audit, Compensation and Nominating and Governance Committees of our Board are composed entirely of independent directors. The Company’s independent directors bring experience, oversight and expertise from many industries, including the insurance industry. In addition to feedback provided during the course of Board meetings, the independent directors regularly meet in executive session without management present. The Board also has regular access to our management team.
Until September 2019, the lead director will coordinate the activities of the other non-management/independent directors, and perform such other duties and responsibilities as the Board may determine. The lead director presides at all meetings of the Board at which the chairman of the board is not present, including executive sessions of the non-management/independent directors, and has the authority to call meetings of the non-management/independent directors. The lead director also serves as principal liaison among the chairman of the board, the chief executive officer and the non-management/independent directors and works with the chairman of the board to develop an appropriate schedule of Board meetings and to establish the agendas for Board meetings. In addition, the lead director advises the chairman of the board as to the quality, quantity and timeliness of the flow of information from the Company’s management that is necessary for the non-management/independent directors to effectively and responsibly perform their duties. The lead director is also available, when appropriate, for consultation and direct communication with major shareholders.
Board Independence and Composition
Our Board consists of 11 directors, including eight non-employee directors. Our Board has concluded that the following eight non-employee directors are independent in accordance with the director independence standards set forth in Rule 5600 of the rules of NASDAQ: John L. Bunce, Jr., Eric W. Doppstadt, Laurie S. Goodman, Yiorgos Lillikas, Louis J. Paglia, John M. Pasquesi, Brian S. Posner and Eugene S. Sunshine. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the captions “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions”, including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.
Role in Risk Oversight
Our Board, as a whole and also at the committee level, has an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s business and operations, including with respect to underwriting, investments, capital management, liquidity, financial reporting and compliance, as well as the risks associated with these activities.

2019 PROXY STATEMENT |	15

As outlined below, Committees of the Board help oversee the business and operations of the Company.

Underwriting Oversight Committee	Oversees risks relating to our underwriting activities, including with respect to accumulations and aggregations of exposures in our insurance, reinsurance and mortgage businesses.
Audit Committee	Oversees management of financial reporting and compliance risks.
Compensation Committee	Oversees the management of risks relating to the Company’s compensation plans and arrangements, retention of personnel and succession planning.
Finance, Investment and Risk Committee	Oversees risks relating to the financial, investment, operational (including information technology and data security) and other risk affairs of the Company.
Nominating and Governance Committee	Oversees risks associated with the composition of the Board and with corporate governance matters.
Code of Business Conduct, Committee Charters and Corporate Governance Guidelines
We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for all of our standing Board committees, including Underwriting Oversight, Audit, Compensation, Executive, Finance, Investment and Risk and Nominating and Governance Committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of our Board, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance at the Company. The full text of our Code of Business Conduct, each Committee Charter and our Corporate Governance Guidelines are available on the Company’s website located at www.archcapgroup.com. None of the material on our website is incorporated herein by reference.
Meetings
The Board held four meetings during 2018. Each director attended 75% or more of all meetings of the Board and any committees on which the director served during fiscal year 2018. Directors are encouraged, but not required, to attend our annual meeting of shareholders. All of our then current directors attended the 2018 annual meeting.

Communications with the Board
Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, to:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
Facsimile: (441) 278-9255
All shareholder communications will be compiled by the Secretary for review by the Board.

16	| 2019 PROXY STATEMENT

Committees of the Board

Director	Audit		Compensation		Executive		Finance, Investment and Risk		Nominating and Governance		Underwriting Oversight
John L. Bunce, Jr.			■		■		■		■	Chair
Eric W. Doppstadt							■	Chair	■
Laurie S. Goodman	■										■
Marc Grandisson					■
Constantine Iordanou					■	Chair	■
Yiorgos Lillikas	■										■
Louis J. Paglia	■		■						■		■	Chair[1]
John M. Pasquesi			■		■		■		■		■
Brian S. Posner	■	Chair					■				■
Eugene S. Sunshine	■		■	Chair					■
John D. Vollaro							■				■

[1]	Mr. Paglia has served as Chair of the Underwriting Oversight Committee since January 2019. Prior to that, Mr. Vollaro served as Chair from November 2009 through December 2018.

Audit Committee
The Audit Committee of the Board assists the Board in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
All of our Audit Committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that Mr. Posner qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee held five meetings during 2018.
Compensation Committee
The Compensation Committee of the Board approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board regarding our officer compensation plans, policies and programs.
All of our Compensation Committee members are considered independent under the listing standards of

NASDAQ governing the qualifications of the members of compensation committees. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than Arch Capital) with which any member of our Board serves as an executive officer. The Compensation Committee held five meetings during 2018.
Executive Committee
The Executive Committee of the Board may generally exercise all the powers and authority of the Board, when it is not in session, in the management of our business and affairs, unless the Board otherwise determines. The Executive Committee did not meet during 2018.
Finance, Investment and Risk Committee
The Finance, Investment and Risk Committee of the Board oversees the Board’s responsibilities relating to the financial, operational (including information technology and data security) and other risk affairs of the Company and recommends to the Board financial policies, risk tolerances, strategic investments and overall investment policy, including review of manager selection, financial and risk benchmarks and investment performance. The Finance, Investment and Risk Committee held four meetings during 2018.

2019 PROXY STATEMENT |	17

Nominating and Governance Committee
The Nominating and Governance Committee of the Board is responsible for identifying individuals qualified to become directors and recommending to the Board the director nominees for consideration at each annual meeting of shareholders.
All of our Nominating and Governance Committee members are considered independent under the listing standards of NASDAQ. The Nominating and Governance Committee held three meetings during 2018.
When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Governance Committee will consider recommendations from Board members, management and others, including shareholders. In general, the Committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities, as well as knowledge of the business environments in the jurisdictions in which we currently operate or intend to operate in the future. The Company endeavors to maintain a Board representing a diverse spectrum of expertise, background, perspective, race, gender and experience.
A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Governance Committee should follow the procedures as described under the caption “Shareholder Proposals for the 2020 Annual Meeting”.
Underwriting Oversight Committee
The Underwriting Oversight Committee of the Board assists the Board by reviewing the underwriting activities of our insurance, reinsurance and mortgage businesses. The Underwriting Oversight Committee held four meetings in 2018. In addition, the members of the Underwriting Oversight Committee regularly participate in the underwriting and business review meetings held in our insurance, reinsurance and mortgage operations throughout the year.

18	| 2019 PROXY STATEMENT

Director Compensation
The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services.
In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, input received from the Compensation Committee’s independent consultant, the responsibilities of directors generally, as well as committee chairs, and the form and amount of compensation paid to directors by comparable companies. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The following table provides information concerning the compensation of our directors for the year ended December 31, 2018. Directors who also serve as employees of the Company do not receive payment for service as directors. In addition to the arrangements described below, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table. Please also refer to the “2018 Summary Compensation Table” for Messrs. Iordanou and Grandisson’s compensation.

Name		Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John L. Bunce, Jr.	NC	178,067	94,938	—	273,005
Eric W. Doppstadt	FC	170,567	94,938	—	265,505
Laurie S. Goodman		165,000	94,938	50,000	309,938
Yiorgos Lillikas		173,567	94,938	—	268,505
Louis J. Paglia (4)	UC	185,567	94,938	50,000	330,505
John M. Pasquesi	LD	184,067	94,938	50,000	329,005
Brian S. Posner	AC	204,567	94,938	50,000	349,505
Eugene S. Sunshine	CC	204,567	94,938	18,325	317,830
John D. Vollaro (5)(6)		750,000	—	132,318	882,318

AC = Audit Committee Chair, CC= Compensation Committee Chair, FC = Finance, Investment and Risk Committee Chair, LD = Lead Director, NC = Nominating and Governance Committee Chair, UC = Underwriting Oversight Committee Chair

(1)
Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $125,000. Each such director may elect to receive the retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director will be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares on the date of grant. Each non-employee director also receives a meeting fee of $2,500 for each Board meeting attended and $1,500 for each committee meeting attended. This column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), meeting fees and committee chair and retainer fees, as applicable and as described above. For the 2018–2019 annual period, Mr. Sunshine received his annual retainer fees in the form of cash and Ms. Goodman and Messrs. Bunce, Doppstadt, Lillikas, Paglia, Pasquesi and Posner received their annual retainers in the form of 4,722 common shares.

The following table sets forth the meeting fees and the additional fees payable to our committee chairs, committee members and lead director, effective from May of 2018. In addition, effective January 1, 2019, the Underwriting and Oversight Committee chair receives an annual fee of $50,000.

Committee Chair/Member	Annual Fee
Audit Committee Chair	$50,000
Audit Committee Member	$25,000
Finance, Investment and Risk Committee Chair	$25,000
Lead Director	$25,000
Compensation Committee Chair	$25,000
Nominating and Governance Committee Chair	$25,000
Executive Committee Chair	$10,000

(2)
Each year, the non-employee directors are granted a number of restricted shares equal to $95,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares vest on May 1 of the following year. The grant date fair value indicated in the table has been calculated in accordance with FASB ASC Topic 718 Compensation—Stock Compensation. On May 9, 2018, each

2019 PROXY STATEMENT |	19

non-employee director received 3,588 restricted common shares, which will vest on May 1, 2019.
The aggregate number of share awards outstanding (i.e., unvested) as of December 31, 2018 for Ms. Goodman and Messrs. Bunce, Doppstadt, Lillikas, Paglia, Pasquesi, Posner and Sunshine was 3,588 common shares each. In addition, as of December 31, 2018, Mr. Vollaro had 91,800 outstanding SARs, which were awarded while he was chief financial officer of the Company. For additional information on ownership of Arch Capital’s securities, please refer to “Security Ownership of Certain Beneficial Owners and Management”.

(3)	The amounts in the “All Other Compensation” column for Ms. Goodman and Messrs. Paglia, Pasquesi, Posner, Sunshine and Vollaro include matching gifts made under the Company’s matching gift program.
Under the matching gift program, the Company will match eligible contributions to qualified charitable organizations on a dollar-for-dollar basis, up to a maximum of $50,000 per calendar year. During 2018, the Company made an aggregate of approximately $273,000 in matching contributions on behalf of the directors noted in the table above.

(4)	Effective January 1, 2019, Mr. Paglia became the Chair of the Underwriting and Oversight Committee, replacing Mr. Vollaro, and became entitled to the applicable chair fee.

(5)
Mr. Vollaro is a senior advisor and an employee of the Company. Mr. Vollaro’s employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the Compensation Committee and the Board for his role as Senior Advisor of the Company. For 2018, Mr. Vollaro received a cash bonus of $500,000. In addition, Mr. Vollaro is a member of the Finance, Investment and Risk Committee of the Board and served as chairman of the Underwriting and Oversight Committee of the Board in 2018. A description of Mr. Vollaro’s employment agreement is included below.

(6)
The amount for Mr. Vollaro includes: (a) $33,440 in contributions to our defined contribution plans; (b) $25,710 for club dues; and (c) $55,000 for matching gifts made under the Company’s matching gift program. In addition, the total amount includes the payment for life insurance premiums, tax preparation services and an additional allowance, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Vollaro.

Employment Agreement of John Vollaro
Our employment agreement with John Vollaro provides for his employment period to continue on the terms and conditions set forth in the agreement for an indefinite period until terminated by either party by providing at least six months’ prior written notice to the other party. Pursuant to the agreement, Mr. Vollaro has served as Senior Advisor of Arch Capital since April 1, 2009. Mr. Vollaro’s base salary is paid at the rate $250,000 per annum, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Vollaro is eligible to receive annual cash bonuses and share-based awards at the discretion of Arch Capital’s Board and is also entitled to participate in employee benefit programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives. His agreement also provides that the Company will reimburse him for his reasonable expenses incurred traveling between Bermuda and the United States.
The agreement provides that if Mr. Vollaro’s employment is terminated without cause prior to the end of the term, he will be entitled to receive an amount equal to the sum of the total remaining base salary and target annual bonus which would have been paid to Mr. Vollaro under his employment agreement for the period through six months after the date of termination of employment (the “Severance Amount”). The Severance Amount would be payable over 12 months. The agreement also provides that if Mr. Vollaro’s employment is terminated for cause, as a result of his resignation, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Vollaro’s employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive for the period extending through the remainder of the employment period, an amount equal to the Severance Amount, in each case, (i) offset by any proceeds received from any insurance coverages provided by the Company, and (ii) such amount, will be paid to him (or his estate) promptly upon death or permanent disability, as applicable, and in no event later than March 15 of the calendar year following the calendar year of such termination of employment. Mr. Vollaro’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that his employment ends due to permanent disability, or he is terminated other than for cause.
Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of

20	| 2019 PROXY STATEMENT

employment for cause or as a result of his resignation, he will not compete with the businesses of Arch Capital or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro’s employment without cause, the term of his noncompetition period will extend for one year following termination. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Matters Relating to Director Share Ownership
In an effort to further align the interests of the non-employee directors with the interests of shareholders, the Company has adopted:
Share Ownership Guidelines: Share ownership guidelines require the directors to retain common shares having a value of at least three times the annual cash retainer fee payable to the director. Each non-employee director has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement.
Share Holding Requirements: Until our non-employee directors meet their target ownership levels, they must retain an amount equal to 50% of the net profit shares received from Arch Capital’s equity awards until they have attained the applicable share ownership level. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares.

No Hedging Permitted: As part of our Code of Business Conduct, our officers, directors and other employees are not permitted to engage in hedging activities with respect to Arch Capital’s common stock or any other publicly-traded equity or debt securities issued by Arch Capital or any of its subsidiaries. Specifically, they may not engage in short sales, purchase or sale of financial instruments or derivatives, including puts and calls, that hedge or offset any change in the market value of such securities. In addition, our officers, directors and other employees may not otherwise engage in transactions that are designed to, or have, the same effect.

2019 PROXY STATEMENT |	21

Certain Relationships and Related Transactions
Generally, transactions with related persons are subject to review by the Board of Arch Capital. The Board has adopted written procedures regarding the review of transactions involving companies affiliated with a company in which a non-employee director or executive officer of Arch Capital has a material interest (each a “portfolio company”), on the one hand, and Arch Capital or one of its subsidiaries, on the other hand.
Under the procedures, these transactions must be reviewed and approved by the management of Arch Capital or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm’s-length or on terms that are otherwise fair to Arch Capital and its subsidiaries. In addition, these transactions also require the approval of Arch Capital under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of Arch Capital writes a direct insurance policy for a portfolio company where the Company will receive less than $3.0 million in annual premiums and (2) a transaction in which a U.S.-based subsidiary of Arch Capital (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which the Company will receive $3.0 million or more in annual premiums, in which case, the general counsel of Arch Capital Services Inc. should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASDAQ and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.
Graham B.R. Collis, a director of certain of our non-U.S. subsidiaries, is a director of the law firm of Conyers Dill & Pearman Limited, which provides legal services to the Company and its subsidiaries.
See also “Compensation Committee Interlocks and Insider Participation” for a description of transactions with certain related persons.
Based on a Schedule 13G/A filed in February 2019, BlackRock Inc. (“BlackRock”) owned approximately 6.9% of the outstanding common shares of Arch Capital as of December 31, 2018. BlackRock, through its subsidiaries, provides various investment management, investment trade support and risk analysis services to Arch Capital and its subsidiaries. During 2018, the Company incurred $11.2 million of fees, in the aggregate, under these services arrangements with BlackRock.
In January 2017, the Company and Kelso & Co. (“Kelso”), sponsored Premia Reinsurance Ltd., a newly formed multiline Bermuda reinsurance company (“Premia Re”). Premia Re’s strategy is to reinsure or acquire companies or reserve portfolios in the non-life property and casualty insurance and reinsurance run-off market. The initial capitalization of Premia Re’s parent, Premia Holdings Ltd. (“Premia”), consisted of $400.0 million in common equity and $110.0 million in unsecured senior debt. Arch Re Bermuda and certain Arch co-investors, including senior management of Premia, invested $100.0 million and acquired 25.0% of Premia’s common equity as well as warrants to purchase additional common equity. Two of the co-investors included Nicolas Papadopoulo, Chairman and CEO of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations, who invested $2.5 million for a 0.625% stake, and Maamoun Rajeh, Chairman and CEO of Arch Worldwide Reinsurance Group, who invested $0.5 million for a 0.125% stake. Affiliates of Kelso, along with co-investors of Kelso, invested $300.0 million and acquired the balance of Premia’s common equity as well as warrants to purchase additional common equity. Arch Re Bermuda is providing a 25% whole account quota share reinsurance treaty on business written by Premia Re. For the 2018 year, no business was written through the quota share agreement between Premia Re and Arch Re Bermuda. Arch Re Bermuda has appointed two directors to serve on the seven person board of directors of Premia Re. Subsidiaries of Arch Capital are providing certain administrative and support services to Premia pursuant to services agreements.
In 2018, we made a $129,000 contribution to the Urban Institute, a non-profit research organization that employs Laurie S. Goodman.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with beneficial owners of more than 5% of our outstanding voting shares or directors of Arch Capital may have an ownership or other interest.

22	| 2019 PROXY STATEMENT

SHARE OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
Common Shares
The following table sets forth information available to us as of March 8, 2019 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of Arch Capital and (3) all of the directors and executive officers of Arch Capital as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

	Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned (1)	(B) Rule 13d-3 Percentage Ownership (1)
Artisan Partners Holdings LP (2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	52,664,200	13.1%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	35,009,622	8.7%
Cascade Investment, L.L.C. (4) 2365 Carillon Point Kirkland, Washington 98033	34,533,297	8.6%
BlackRock Inc. (5) 55 East 52nd Street New York, New York 10022	27,775,928	6.9%
Baron Capital Group, Inc. (6) 767 Fifth Avenue New York, New York 10153	23,212,503	5.8%
Constantine Iordanou (7)	7,282,254	1.8%
Marc Grandisson (8)	2,834,093	*
John L. Bunce, Jr. (9)	2,072,376	*
Eric W. Doppstadt (10)	56,022	*
Laurie S. Goodman (11)	8,310	*
Yiorgos Lillikas (12)	51,469	*
Louis J. Paglia (13)	29,883	*
John M. Pasquesi (14)	5,178,924	1.3%
Brian S. Posner (15)	85,127	*
Eugene S. Sunshine (16)	15,972	*
John D. Vollaro (17)	511,818	*
François Morin (18)	200,810	*
Nicolas Papadopoulo (19)	777,062	*
Maamoun Rajeh (20)	637,717	*
Andrew T. Rippert (21)	219,390	*
All directors and executive officers (18 persons) (22)	21,611,932	5.2%
_________________________
* Denotes beneficial ownership of less than 1%

2019 PROXY STATEMENT |	23

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 8, 2019. Therefore, column (B) has been computed based on (a) 403,518,712 common shares actually outstanding as of March 8, 2019; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of March 8, 2019 upon the exercise of options held only by such person. All references to “options” in the above table and the related footnotes include SARs, as applicable.

(2)
Based on a Schedule 13G/A filed with the SEC on February 7, 2019 jointly by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”) and Artisan Partners Funds, Inc. (“Artisan Funds”). APLP is an investment advisor and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments. Artisan Investments is the general partner of APLP and APAM is the general partner of Artisan Holdings. The Schedule 13G/A reported that the common shares have been acquired on behalf of discretionary clients of APLP, which holds 52,664,200 common shares, including 25,667,824 common shares on behalf of Artisan Funds. In addition, the Schedule 13G/A reported that (a) APLP, Artisan Investments, Artisan Holdings and APAM each has shared voting with respect to 49,525,137 common shares and shared dispositive power with respect to 52,664,200 common shares and (b) Artisan Funds has shared voting and dispositive power with respect to 25,667,824 common shares.

(3)
Based on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group (“Vanguard”). In the Schedule 13G/A it is reported that Vanguard has shared dispositive power with respect to 411,156 common shares, sole voting power with respect to 287,336 shares, shared voting power with respect to 145,205 common shares and sole dispositive power with respect to 34,598,466 common shares.

(4)
Based on a Schedule 13G/A filed with the SEC on February 14, 2013 jointly by Cascade Investment, L.L.C. (“Cascade”) and William H. Gates III. In the Schedule 13G/A, it is reported that Cascade has sole voting and dispositive power with respect to 34,533,297 common shares. In addition, all common shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

(5)
Based on a Schedule 13G/A filed with the SEC on February 4, 2019 by BlackRock. In the Schedule 13G/A, it is reported that BlackRock has sole voting power with respect to 24,715,249 common shares and sole dispositive power with respect to 27,775,928 common shares.

(6)
Based upon a Schedule 13G/A filed with the SEC on February 13, 2019 jointly by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (collectively, the “Baron Group”). In the Schedule 13G/A, the Baron Group reported that BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that (a) BCG has shared voting power with respect to 22,312,823 common shares and shared dispositive power with respect to 23,212,503 common shares; (b) BAMCO has shared voting power with respect to 21,199,884 common shares and shared dispositive power with respect to 22,099,564 common shares; (c) BCM has shared voting power with respect to 1,112,939 common shares and shared dispositive power with respect to 1,112,939 common shares; and (d) Ronald Baron has shared voting power with respect to 22,312,823 common shares and shared dispositive power with respect to 23,212,503 common shares.

(7)
Amounts in columns (A) and (B) reflect (a) 497,740 common shares owned directly by Mr. Iordanou (including 69,807 restricted shares, which are subject to vesting); (b) 478,334 common shares, which are held by a grantor retained annuity trust; (c) stock options and SARs with respect to 3,410,840 common shares that are exercisable currently or within 60 days of the date hereof; and (d) stock options and SARs with respect to 2,895,340 common shares that are exercisable currently, which are held by two grantor retained annuity trusts. Amounts do not include (a) stock options and SARs with respect to 164,712 common shares that are not exercisable within 60 days of the date hereof, (b) 94,905 restricted common share units that will not be settled in common shares within 60 days of the date hereof; and (c) 39,753 restricted common share units that will be settled in common shares after the termination of Mr. Iordanou’s employment, as provided in the award agreement. Mr. Iordanou holds a security agreement with respect to 424,843 directly owned common shares, which is not currently being utilized.

(8)
Amounts in columns (A) and (B) reflect (a) 1,832,136 common shares owned indirectly by Mr. Grandisson and his spouse; (b) 115,487 restricted shares owned directly by Mr. Grandisson, which are subject to vesting; (c) 1,980 common shares owned by his spouse; and (d) stock options and SARs with respect to 884,490 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 744,451 common shares that are not exercisable within 60 days of the date hereof.

(9)	Amounts in columns (A) and (B) reflect 2,072,376 common shares owned directly by Mr. Bunce.

(10)	Amounts in columns (A) and (B) reflect 56,022 common shares owned directly by Mr. Doppstadt.

(11)	Amounts in columns (A) and (B) reflect 8,310 common shares owned directly by Ms. Goodman.

(12)	Amounts in columns (A) and (B) reflect (a) 51,214 common shares owned directly by Mr. Lillikas and (b) 255 common shares owned by his child.

(13)	Amounts in columns (A) and (B) reflect 29,883 common shares owned directly by Mr. Paglia.

(14)
Amounts in columns (A) and (B) reflect (a) 1,221,693 common shares owned by Otter Capital LLC, for which Mr. Pasquesi serves as the Managing Member; (b) 3,106,098 common shares owned indirectly by revocable trusts for which Mr. Pasquesi and his spouse are the trustees;

24	| 2019 PROXY STATEMENT

(c) 157,545 common shares owned indirectly by a family limited partnership; (d) 690,000 common shares, which are held by a grantor retained annuity trust; and (e) 3,588 common shares owned directly by Mr. Pasquesi. In addition, 1,309,860 common shares held by the trusts and by the family limited partnership are subject to a security agreement. As of the record date, no amounts were outstanding. As of March 12, 2019, 769,860 of these common shares are being used to secure an outstanding loan.

(15)	Amounts in columns (A) and (B) reflect 85,127 common shares owned directly by Mr. Posner.

(16)	Amounts in columns (A) and (B) reflect 15,972 common shares owned directly by Mr. Sunshine.

(17)
Amounts in columns (A) and (B) reflect (a) 420,018 common shares owned by a revocable trust for which Mr. Vollaro serves as trustee and (b) stock options and SARs with respect to 91,800 common shares that are exercisable currently.

(18)
Amounts in columns (A) and (B) reflect (a) 41,481 common shares owned directly by Mr. Morin (including 32,368 restricted shares, which are subject to vesting); (b) 79,491 common shares owned indirectly with his spouse; (c) stock options and SARs with respect to 79,838 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 109,806 common shares that are not exercisable within 60 days of the date hereof.

(19)	Amounts in columns (A) and (B) reflect (a) 670,862 common shares owned directly by Mr. Papadopoulo (including 71,169 restricted shares, which are subject to vesting) and (b) stock options and SARs with respect to 106,200 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 189,008 common shares that are not exercisable within 60 days of the date hereof.

(20)
Amounts in columns (A) and (B) reflect (a) 362,743 common shares owned directly by Mr. Rajeh (including 53,504 restricted shares, which are subject to vesting) and (b) stock options and SARs with respect to 274,974 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 116,633 common shares that are not exercisable within 60 days of the date hereof.

(21)
Amounts in columns (A) and (B) reflect (a) 106,389 common shares owned directly by Mr. Rippert (including 35,283 restricted shares, which are subject to vesting) and (b) stock options and SARs with respect to 113,001 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 103,267 common shares that are not exercisable within 60 days of the date hereof.

(22)
In addition to securities beneficially owned by the directors and the named executive officers reflected in the table, includes an aggregate of 1,650,705 common shares, including common shares issuable upon exercise of stock options and SARs that are exercisable currently or within 60 days of the date hereof, which are beneficially owned by executive officers who are not directors of Arch Capital.

Preferred Shares
The following table sets forth information available to us as of March 8, 2019 with respect to the ownership of our non-cumulative preferred shares by (1) each director and named executive officer of Arch Capital who owns such shares and (2) all of the directors and executive officers of Arch Capital as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Our preferred shares are not convertible into common shares, and the holders of the preferred shares do not have any voting rights (except under certain limited circumstances). For a description of the terms of our preferred shares, please see note 19, “Shareholders’ Equity,” of the notes accompanying our consolidated financial statements included in our 2018 Annual Report.

	Preferred Shares
Name of Beneficial Owner	Number of Series E Preferred Shares Beneficially Owned	Percentage of Class Owned	Number of Series F Preferred Shares Beneficially Owned	Percentage of Class Owned
Constantine Iordanou (1)	—	*	10,000	*
Brian S. Posner	6,000	*	3,000	*
All directors and executive officers (16 persons)	6,000	*	13,000	*
_________________________
* Denotes beneficial ownership of less than 1%
(1) 7,000 of such preferred shares are directly owned by Mr. Iordanou and 3,000 preferred shares are owned by Mr. Iordanou’s spouse.

2019 PROXY STATEMENT |	25

Ownership of Watford Holdings Ltd. (“Watford”) Shares
We, through certain of our subsidiaries, serve as insurance portfolio manager for Watford Re, a subsidiary of Watford and a privately held multi-line Bermuda reinsurance company. We own common and preferred interests in Watford and have the right to designate two members of Watford’s board of directors. In addition, Watford has 9,065,200 cumulative redeemable preference shares outstanding with a liquidation preference of $25.00 per share. The preference shares are not convertible into or exchangeable for any other securities or property of Watford and do not have other general rights such as voting powers. For additional information about the terms of the preference shares, please see note 11, “Variable Interest Entity and Noncontrolling Interests,” of the notes accompanying our consolidated financial statements included in our 2018 Annual Report. We consolidate Watford’s financial results under applicable accounting principles. The following table sets forth information available to us as of March 8, 2019 with respect to the ownership of common and preferred shares of Watford, by (1) each director and named executive officer of Arch Capital who owns such shares and (2) all of the directors and executive officers as a group.

	Common Shares		Preferred Shares
Name of Beneficial Owner	(A) Number of Watford Common Shares Beneficially Owned (1)	(B) Rule 13d-3 Percentage Owned	(C) Number of Watford Preferred Shares Beneficially Owned (2)	(D) Percentage of Class Owned
Marc Grandisson	125,000	*	—	*
Constantine Iordanou	50,000	*	120,000	1.3%
François Morin (3)	6,250	*	—	*
Nicolas Papadopoulo	62,500	*	—	*
John M. Pasquesi (4)	125,000	*	—	*
Brian S. Posner	6,250	*	—	*
Maamoun Rajeh	12,500	*	—	*
All directors and executive officers (18 persons)	400,000	1.8%	130,000	1.4%
_________________________
* Denotes beneficial ownership of less than 1%

(1)    The purchase price for such shares was $40.00 per share.
(2)    The purchase price for such shares was $24.50 per share.
(3)    The shares are beneficially owned by Mr. Morin and his spouse.
(4)    50,631 of such shares are owned directly by Mr. Pasquesi and the balance are held in trusts for the benefit of Mr. Pasquesi’s family.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2018.

26	| 2019 PROXY STATEMENT

COMPENSATION
ITEM 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
We are pleased to ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers as described in the “Compensation Discussion and Analysis” and the “Executive Compensation Tables.”
In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and Compensation Tables sections. Over the last year, we implemented significant enhancements to our compensation programs to continue to improve the link between compensation and the Company’s business performance and talent retention strategies as well as the long-term interests of our shareholders. We have a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our named executive officers.
We are requesting shareholder approval of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis”, the “Executive

Compensation Tables” and any related material disclosed in this Proxy Statement. This vote is not intended to address any one specific item of compensation, but instead the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
Your vote is advisory and therefore it will not be binding on the Company, the Compensation Committee of the Board or the Board. However, the Board and the Compensation Committee value the views of our shareholders and the Compensation Committee will take into account the outcome of the advisory vote when considering executive compensation.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Compensation Discussion and Analysis
The Compensation Discussion and Analysis section explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the named executive officers whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Named executive officers for 2018 were:

Name	Title
Marc Grandisson	President, Chief Executive Officer and Class III Director of Arch Capital
François Morin	Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital
Nicolas Papadopoulo	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations
Maamoun Rajeh	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Andrew T. Rippert	Chief Executive Officer of the Global Mortgage Group (1)
Constantine Iordanou	Chairman of the Board and Class II Director of Arch Capital; Chief Executive Officer until March 2, 2018
Mark D. Lyons	Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital until May 25, 2018

(1)
Mr. Rippert held such position until February 28, 2019. Effective March 1, 2019, he was appointed as Chief Innovation and Strategic Investment Officer of Arch Capital. Mr. Gansberg was promoted to Chief Executive Officer of the Global Mortgage Group, effective March 1, 2019.

Leadership Transition
During 2018, we executed our leadership succession plan and transitioned to a new Chief Executive Officer, Marc Grandisson. Mr. Iordanou served in that role until March 2, 2018, and is continuing as Chairman of the Board. In addition, Mr. Morin was appointed as Chief Financial Officer and Treasurer during May 2018, following Mr. Lyons’ resignation. Messrs. Iordanou and Lyons are considered named executive officers for fiscal year 2018 and their compensation is described within this Compensation Discussion and Analysis and the related Executive Compensation Tables.

2019 PROXY STATEMENT |	27

Compensation Program at a Glance
As part of the Compensation Committee’s ongoing review of the Company’s programs and in order to help ensure continued alignment between pay and performance, the Compensation Committee evaluates the Company’s compensation programs for its senior management team. The results of this evaluation during last year have included the incorporation of pre-established performance goals into both the annual and long-term incentive programs.

Base Salary	Short-Term Incentives	Long-Term Share-Based	Performance-Based	Shareholder Return Modifier
Long-Term Incentives

Base salaries attract, retain and compensate executives based on level of responsibility and experience.	Formulaic approach to our annual incentive plan design, which aligns payments made to named executive officers to the financial performance achieved by our Reporting Segments and investment function.
Long-term share-based incentive awards to senior executives comprise (i) 80% performance- based: 55% performance shares and 25% stock options, and (ii) 20% time-based restricted shares. Stock options and time-based restricted stock have three-year ratable vesting.

Performance-based long-term share-based incentive awards granted to senior executives payout in shares at the end of each three-year period based on growth in tangible book value per share, a strong indicator of growth in shareholder value.
Performance-based long-term share-based incentive awards contain a total shareholder return modifier to further tie awards to long-term shareholder value.
Performance Metrics
Annual and long-term performance metrics have rigorous target goals and include minimum threshold amounts that must be achieved in order for an executive to receive a payout. Additionally, maximum payout as a percentage of target is capped at 200% for both the annual and long-term incentive plans.

28	| 2019 PROXY STATEMENT

Strong Link Between Pay and Performance
Our executive compensation programs are designed to link pay and performance and to align the interests of our executives with those of our shareholders by tying significant portions of their compensation to the Company’s financial performance and stock price performance. As noted, in 2018 we adopted a more formulaic approach to our annual incentive plan design for our senior executive team and changed the structure of our long-term incentive awards for senior executives so that the majority of such awards granted are in the form of performance shares.

CEO Target Mix of Pay
As illustrated above for our CEO, 73% of target compensation was performance-based and 63% consists of long-term incentives.

Other Named Executives Target Mix of Pay1
As illustrated above for our other named executives, 67% of target compensation was performance-based and 45% consists of long-term incentives.
1 Excludes Chairman of the Board

Oversight of Pay and Performance
In assessing overall performance, the Compensation Committee undertakes a rigorous process pursuant to which financial targets are set under the short-term and long-term incentive plans and specific strategic goals are established at the beginning of the year and tracked throughout the year. Each year, senior management prepares a strategic plan and outlines a plan for the accomplishment of the objectives of the strategic plan. The Compensation Committee reviews and approves the Company’s strategic plan and approves key financial and strategic goals and measurements. The attainment of these goals and measures is reflected in the determination of actual payouts under the short-term annual incentive plan.

When evaluating pay reported in the Summary Compensation Table, it is important to consider the timing of compensation decisions and which performance period informs each of the annual and long-term equity incentive awards.

▪
The short-term annual incentive awards reported in the Summary Compensation Table for 2018 were decided in February 2019 and reflect achievement of financial metrics and individual strategic metrics related to 2018 year performance. See “Elements of Compensation Program—Short-Term Annual Cash Incentive Bonuses.”

▪	Long-term equity incentive awards reflected in the Summary Compensation Table for 2018 and reported in the 2018 Grants of Plan-Based Awards table were granted in May 2018.

2019 PROXY STATEMENT |	29

2018 Performance at a Glance1

Return on Common Equity

Net income return on average common equity

2017	2018	Change
7.2%	8.4%	+1.2

Operating income return on average common equity[2]

2017	2018	Change
5.7%	10.7%	+5.0

Book Value

Year Ended December 31

+6.0%

	2017	2018
Book value per common share at year-end	$20.30	$21.52

+6.6%

	2017	2018
Tangible book value per common share at year-end[2]	$18.73	$19.96

Combined Ratio

2017	2018	
88.8%	81.0%	-7.8%

A lower GAAP combined ratio, a measure of underwriting performance, indicates higher underwriting margins.

Gross Premiums Written

2017	2018	
$6,088	$6,534	+7.3%

Net Premiums Written

2017	2018	
$4,408	$4,743	+7.6%

1 Excludes amounts related to the “other” segment (i.e., Watford). All per share amounts are on a diluted basis.
2 See Annex B—Non-GAAP Financial Measures.
Although, taken together, 2017 and 2018 produced extreme catastrophe insured losses, we performed reasonably well during that period. As pricing for many insurance and reinsurance lines remained under pressure notwithstanding the California wildfires, Hurricane Michael and other natural disasters, our strategic principles served us well, as we continue to grow in mortgage insurance, where market conditions are favorable. Mortgage insurance is an important part of our strategy, complementing our strong positions in specialty insurance and reinsurance and serving to counterbalance the cyclical nature of the property casualty market. Our diversification across these segments, together with our strong balance sheet, allows us to allocate capital between and within segments as market conditions dictate. Although the profitability of our property casualty insurance and reinsurance operations declined due to market softness, this was partly offset by the robust growth and excellent profitability of our mortgage insurance and reinsurance activities.
Our combined ratio of 81.0% for 2018 was at the 88th percentile of our Peer Group (as defined below). Our performance on an average basis for 2018 was at the 57th percentile of our Peer Group for the four key measures we track for compensation purposes: (1) operating income return on average common equity, (2) net income return on average common equity, (3) growth in tangible book value per share and (4) total shareholder return (“TSR”). Our performance is at the 68th percentile when annual TSR performance is excluded. Refer to “Common Share Performance” discussion.
Achievements in 2018
The following are among the highlights of our achievements during 2018 in advancing our strategic initiatives.

▪
Mortgage insurance and reinsurance was our most profitable segment in 2018 and represented 24% of our premium volume. The group also successfully introduced a new means of accepting mortgage credit risk from Fannie Mae and Freddie Mac and participated in several credit-risk transfer programs that are all designed to attract a diversified and robust capital base to the U.S. housing market and encourage market stability through economic cycles.

▪
Reinsurance growth reflected increased writings of motor business in Europe and reinstatement premiums from catastrophe events. The segment also reduced participation in large commoditized risks and continued to uncover deals in a soft market, which speaks to its diversified platform and dynamic portfolio.

▪
The Insurance segment responded to an extended soft market by carving out positions in those specialty areas where it sees attractive opportunities, including increased positions in travel and accident insurance. The Insurance segment also expanded its footprint in both the U.S. and Europe with business acquisitions that will provide a wider network and better service to our customers.

30	| 2019 PROXY STATEMENT

Long-Term Performance
We believe the Company’s performance is best measured over the long term. The following charts highlight certain of our key metrics for evaluating financial performance, which are considered in our compensation decisions. In evaluating the performance of the Company in connection with our compensation programs, we focus primarily on two main benchmarks: growth in book and tangible book value per share, which creates long-term shareholder value, and Net Income Return on Equity (“ROE”) and Operating ROE, which drive book value growth and are key indicators of the efficient use of capital.
Book Value and Tangible Book Value per Common Share
Book Value per Common Share (“BVPS”): Since our recapitalization in 2001, we have delivered strong results to our shareholders as our BVPS has grown by approximately 960% from $2.03 at December 31, 2001 to $21.52 at December 31, 2018. Shareholders who invested in our recapitalization and continue to hold their common shares have seen the book value of their stock increase by 14.9% per year on a compounded basis and the price of their shares increase approximately 1,102% to $26.72 from $2.22.

Tangible Book Value per Common Share (“TBVPS”): Growth in this measure, which excludes goodwill and intangible assets, is indicative of our underlying results and is a strong indicator of growth in shareholder value for a property and casualty insurer and reinsurer and a common financial performance measure for companies in our industry. As such, Arch Capital focuses the long-term component of its executive compensation program on building TBVPS over time.

Cumulative Annualized Growth in Book Value and Tangible Book Value per Common Share
	1 Year	3 Year	5 Year	10 Year	17 Year
BVPS	6.0%	10.7%	10.3%	14.2%	14.9%
TBVPS	6.6%	8.5%	8.8%	13.6%	14.4%
Our growth in BVPS and TBVPS is aligned with the trading performance of our common stock (refer to “Common Share Performance” below).

Growth in Book Value and Tangible Book Value per Common Share
* Annualized growth rate from December 31, 2001 to December 31, 2018.

2019 PROXY STATEMENT |	31

Return on Equity
Our ROE for 2018 was adversely impacted by catastrophe losses and continued compressed margins for many property casualty insurance and reinsurance products.  Over a longer term, our ROEs have been closer to our return objectives, but reflect the negative impact of historically low interest rates throughout most of the last 10 years, competitive market conditions in the property casualty industry and significant U.S. and global catastrophe losses in 2011, 2012, 2017 and 2018.

Average ROE
	1 Year	3 Year	5 Year	10 Year
Net Income ROE	8.4%	8.5%	9.8%	12.9%
Operating ROE	10.7%	8.3%	9.2%	10.3%

Net Income ROE and Operating ROE

32	| 2019 PROXY STATEMENT

Common Share Performance
The chart below summarizes Arch Capital’s cumulative total shareholder return, assuming reinvestment of dividends, from December 31, 2001 to December 31, 2018, compared with the S&P 500 Composite Stock Index (“S&P 500 Index”) and the S&P 500 Property and Casualty Insurance Index (“S&P 500 P&C Index”). During this 17-year period, the price of Arch Capital’s common stock appreciated at a compound annual rate of 14.05%, compared with a compound annual rate of return of 6.84% for the S&P 500 Index and 7.46% for the S&P 500 P&C Index. The share price performance presented below is not necessarily indicative of future results.

Total Shareholder Return
At December 31, 2018, the closing price of our common shares was $26.72. Although the price of our common shares was down 11.7% in 2018, the performance has been strong over the longer term. For example, our common share price appreciated by 5.2% in 2017 and by 13.1% on a compound annualized basis over the past 10 years. While stock valuations tend to fluctuate based on market conditions, our primary metric of value creation is book value growth over time. In addition, at December 31, 2018, our common share price represented approximately 124% of our year-end 2018 book value per common share, which remained healthy relative to our peers, when taking into account our business mix. For the property and casualty industry, price to book value is viewed as an important indicator of company performance by analysts and the investment community.

Executive Compensation Philosophy
We are a leading, Bermuda-based specialty insurer and reinsurer with a global presence. Our job as an insurer is to understand and price risk and in doing so to generate superior risk-adjusted returns from the insurance and reinsurance coverages we write. Accordingly, it is critical that we recruit, retain and motivate the best talent in the global marketplace. Over time and in light of our business strategy, we have sought to develop a compensation philosophy that both supports and is consistent with our risk-management practices, and that helps to ensure that our compensation programs align our executives and employees with the long-term interests of our shareholders. Our compensation philosophy seeks to reinforce and reward long-term value creation by motivating our named executive officers through pay practices based substantially on the overall success of the

2019 PROXY STATEMENT |	33

Company. To achieve these goals, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. The combination of fixed and variable compensation is performance-based, and consists of short-term annual cash incentive bonuses and long-term incentive share-based awards, while the fixed component of the compensation is designed to reflect the significant levels of their experience, duties and scope of responsibility in leading the Company’s underwriting and operating activities.
While we consider a number of factors in our compensation programs, we are guided by four core principles.

▪
Link Pay with Performance: The great majority of our pay for executives is at-risk and performance-based with metrics aligned to the Company’s short-term and long-term financial results and business strategy. Pay should have a clear connection to each executive’s individual contribution to increasing value for our shareholders.

▪	Attract, Retain and Align: We maintain programs that will attract and retain critical talent, drive future growth and create strong shareholder alignment within our executive population.

▪	Support Culture: We support the Arch Capital culture of teamwork, underwriting discipline and commitment to the highest ethical standards.

▪
Provide Market Competitive Pay: For each executive position, we consider external market data at median values for base salary, annual target bonus levels and annualized long-term incentive target grants. Based upon the considerable range of unique facts and circumstances pertaining to our executive talent, we adjust opportunities as appropriate to take into consideration various factors such as consistent high performance and value delivery to the Company, retention, succession, successful tenure and other factors.

How We Make Compensation Decisions
Compensation Committee Process
The Compensation Committee reviews the performance of, and approves the compensation paid to, the chairman of the board, chief executive officer and the other named executive officers.

▪
The chief executive officer assists in the reviews of the named executive officers other than himself and makes individual recommendations to the Compensation Committee on base salary, annual incentive and long-term share-based compensation. The Compensation Committee reviews, discusses, modifies and approves these compensation recommendations.

▪
The Compensation Committee meets in executive sessions (without management present) as necessary, particularly when making determinations about base salary, annual incentive and long-term equity compensation, or administering any aspect of the compensation program for the chairman of the board and president and chief executive officer of Arch Capital. Determinations about compensation matters in respect of the chairman of the board, president and chief executive officer of Arch Capital, the chief financial officer of Arch Capital, the general counsel of Arch Capital Services Inc., and other senior executives designated by the Compensation Committee are subject to ratification by the Board.

▪
To establish levels of base salary, annual incentives, long-term incentives and benefits, the Compensation Committee reviews extensive historical competition data, including detailed tally sheets, information compiled from annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers that we believe compete directly with us for executive talent (the “Peer Group”). Many of these selected peers are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope.

Risk Management and Compensation Policies
In line with the Company’s requirements for managing risks associated with the Company’s compensation programs, the Compensation Committee seeks to ensure our executive compensation program does not encourage executives to take excessive risks that are inconsistent with the long-term success of the Company. We emphasize long term results both in our short-term incentive program, which is tied to Company underwriting results over a 10-year development period, and in our long-term incentive program where a substantial component of compensation is performance-based and granted in the form of multi-year vesting share-based awards, which make stock price

34	| 2019 PROXY STATEMENT

appreciation over an extended period of time fundamental in realizing a compensation benefit.
Our compensation philosophy and governance features are also complemented by several specific elements such as (i) a clawback policy, (ii) no hedging and (iii) share ownership guidelines and share holding requirements that are designed to align our compensation with long-term shareholder interests. See “Additional Compensation Policies and Practices” for further detail.
We believe our approach to evaluation of performance and the design of our compensation programs assist in mitigating excessive risk-taking that could harm our Company and have concluded that there is no excessive risk inherent in our programs.
Role of Compensation Consultant
Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including sole authority to approve the fees and any other retention terms for any such consultant or advisor. The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant to assist in establishing compensation policies and programs. During 2018, Meridian:

▪	reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other named executive officers;

▪	reported on all aspects of short-term and long-term compensation program design, including incentive mix and our Peer Group;

▪	reported on emerging trends and developments in executive compensation and corporate governance;

▪	prepared formal presentations for the Compensation Committee regarding executive compensation;

▪	reviewed compensation benchmarking analysis for each of the Company’s senior executives; and

▪	reviewed and advised on director compensation.
Meridian did not provide any other services to the Company and no other fees were paid to Meridian except fees related to their services to the Compensation Committee. The Compensation Committee believes that Meridian is independent and no conflict of interest exists.

Selected Competitors
For purposes of making compensation decisions and for evaluating our financial performance relative to peers we used compensation and financial data derived from the Peer Group listed below. We periodically review the companies in our Peer Group with Meridian.
The table below describes the multi-step filtering exercise used to choose the Peer Group:

How the Peer Group Was Chosen
Step 1: Industry Filters	Select industries relative to Arch Capital’s business operations.
Step 2: Size Filters	Filter companies based on revenue and asset size.
Step 3: Additional Subjective Filters	Review business descriptions and additional financial measures.
The table below describes the four primary functions for the Peer Group:

How We Use the Peer Group
Pay Comparisons	Determine competitive pay levels and identify differences from general industry market data.
Assess ability to attract, retain, engage and motivate top talent.
Compensation Structure	Provide benchmarks for compensation structure (pay mix, performance metrics, leverage, vehicles, etc.).
Use as a foundation or reference when making design changes to the compensation program.
Performance Comparisons	Determine performance relative to companies facing similar business challenges.
Input to setting incentive plan goals.
Financial Performance
Company performance is measured in absolute terms, as well as versus prior year results, and in relative terms in comparison with the performance of peer companies in our Peer Group on the same financial metrics.

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The Peer Group for 2018 was comprised of 22 competitors as follows:

2018 Peer Group
Alleghany Corporation
American Financial Group, Inc.
AmTrust Financial Services, Inc.*
Argo Group International Holdings, Ltd.
Aspen Insurance Holdings Limited
Assurant, Inc.
AXA XL*
AXIS Capital Holdings Limited
CNA Financial Corporation
Cincinnati Financial Corporation
Essent Group Ltd.
Everest Re Group, Ltd.
First American Financial Corporation
The Hanover Insurance Group, Inc.
The Hartford Financial Services Group
Markel Corporation
Old Republic International Corporation
Radian Group Inc.
RenaissanceRe Holdings Ltd.
Selective Insurance Group, Inc.
Validus Holdings, Ltd.*
W. R. Berkley Corporation

* These three companies that were included in our 2018 Peer Group were omitted for purposes of assessing our 2018 financial performance relative to the Peer Group because they were either acquired or no longer publicly-traded companies.

Shareholder Engagement and Results of Say-on-Pay Votes
At our 2017 annual meeting of shareholders, approximately 72.5% of the votes cast were in favor of the advisory vote to approve executive compensation. We wanted to improve these results and, during the latter half of 2017 and beginning of 2018, the members of our Compensation Committee, our lead director and members of senior management had discussions with institutional shareholders representing a significant number of our outstanding common shares. We took a critical look at our compensation program for our senior executives and, as a result, conducted a review of the programs and listened to feedback received from our institutional shareholders.
As a result of our comprehensive compensation review, we strengthened our pay-for-performance structure for the 2018 performance year to improve alignment between executive compensation with achievement of pre-established financial metrics. The changes made in 2018 reflect (i) a commitment to enhanced pay-for-performance philosophy with incentive compensation more clearly linked to the financial performance achieved by each of our Reporting Segments (i.e., insurance, reinsurance and mortgage) and of our investment function; (ii) the expanded use of pre-defined metrics for the determination of annual incentive payments; and (iii) the introduction of performance criteria within our Long-Term Incentive Plan for our senior executives.
At our 2018 annual meeting of shareholders, 91.5% of the votes cast approved the Company’s executive compensation programs and the resulting compensation described in the 2018 Proxy Statement. Based on this high level of support, the Compensation Committee determined that shareholders support our compensation practices and will continue to work to ensure that our named executive officers’ interests are aligned with our shareholders’ interests to support long-term value creation.
In addition, we continue to reach out to our largest institutional shareholders and engage them in discussions regarding our executive compensation program. We remain committed to listening to feedback from shareholders when designing, reviewing and evaluating our compensation programs and policies.

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Elements of Compensation Program
We have three primary elements of total direct compensation for our executive compensation program: base salary, short-term annual cash incentive bonuses and long-term incentive share-based awards, all of which are described below. We also provide standard retirement and benefit plans and limited perquisites customarily provided to expatriates residing in Bermuda.
Base Salary
Base salary is fixed cash compensation and integral to any employment arrangement. Salary is reviewed annually and adjusted when appropriate. Increases are not automatic or guaranteed. Placement of our named executive officers within a salary range is based on market data for the individual’s position and geographic location as well as his experience, duties and scope of responsibility. From time to time, salaries may be adjusted to reflect promotions, increases in responsibilities and competitive considerations.
Short-Term Annual Cash Incentive Bonuses
For each executive participant, target bonus award levels are established, stated as a percentage of base salary. These levels are based on external market data at median values adjusted as appropriate, to take into consideration various factors such as consistent high performance and value delivery to the Company, retention and succession.
Award levels are designed to provide formulaic payouts to our senior executives and serve as a critical tool for rewarding the achievement of annual corporate and individual goals. Amounts are earned based on the attainment of quantitative and qualitative strategic accomplishments for the relevant year. The table below sets forth the established target bonus award levels for our named executive officers.

2018 Named Executive Officer Target Short-Term Incentive Bonus Opportunity
Name	Base Salary (12/31/2018)	Target (%)
Marc Grandisson1*	$1,000,000	165%
François Morin2*	$600,000	125%
Nicolas Papadopoulo	$750,000	135%
Maamoun Rajeh	$650,000	135%
Andrew T. Rippert	$700,000	135%
Constantine Iordanou1*	$500,000	100%

*	The 2018 bonus payments for Messrs. Grandisson, Morin and Iordanou are based on pro-rated salaries and/or targets for the time spent in their respective roles during 2018.

1	In connection with Mr. Grandisson assuming the role of CEO, his base salary was increased to $1.0 million from $900,000 and Mr. Iordanou’s base salary was adjusted to $500,000.

2
In connection with Mr. Morin’s promotion to CFO on May 25, 2018, his base salary and bonus target was increased to $600,000 and 125%, respectively. Prior to May 25, 2018, Mr. Morin’s base salary was $500,000 and his target was 110%, respectively.

Overview
At the beginning of each annual performance period, the Compensation Committee approves the financial performance metrics and reviews the strategic goals that will be considered when determining the ultimate amount of the performance-based annual incentive bonuses upon completion of the year, including establishing specific targets, thresholds and maximums for each specific performance criteria. The specific targets, thresholds and maximums related to the financial level of goal achievement required are set forth in the tables below. Performance below the threshold would result in no payout related to the financial metrics. For 2018, financial performance metrics were given a weighting of 70% and strategic metrics were given a weighting of 30%.
The financial metrics are measured based on the financial performance achieved by each of the Reporting Segments (i.e., Insurance, Reinsurance and Mortgage (collectively the “underwriting units”) and the investment unit) under our existing incentive compensation formula plans. Such plans typically base payouts on the achievement of ROE targets, reflecting the rate of return we earn on our capital and surplus, which supports our goal of growth in tangible book value per share and aligns our executives’ compensation with shareholder returns. At the beginning of each underwriting year, the ROE scale, which establishes the threshold, target and maximum levels, is approved by the Compensation Committee. The threshold and maximum levels have been a consistent percentage of the target level over time. These percentages as well as the 2018 underwriting year ROE scale are set forth in the table below.
Under the formula plans, for underwriting units, bonus payouts are determined based on the unit’s performance during the current calendar year across all open underwriting years (typically the last 10 years), evaluated against the applicable ROE scale and target developed for each such underwriting year and applied over its respective development period (again, typically 10 years). For the investment unit, bonus awards are derived from the unit’s performance as measured by our investment returns compared to the applicable benchmark index over the past one, three and five years.

2019 PROXY STATEMENT |	37

Strategic goals are designed to incentivize participants to achieve corporate objectives that cannot be measured by financial metrics and are approved by the Compensation Committee each year. Performance against strategic goals is evaluated during the first quarter of the following year. The strategic goals for each of our named executive officers for 2018 are discussed below under “2018 Compensation Decisions for Named Executive Officers.”
Performance Criteria
The following performance criteria and weights apply for corporate and unit executives.

▪
Corporate executives are senior-level executives that have a broad set of responsibilities across the entire group and do not have specific underwriting unit profit and loss responsibilities. This group includes the chief executive officer and the chief financial officer.

▪	Unit executives are senior-level executives with profit and loss responsibilities for a specific underwriting unit. In 2018, this group included Mr. Papadopoulo, Mr. Rajeh and Mr. Rippert.
Corporate executives’ 70% financial performance metric weighting is based on overall group performance, while the unit executives’ 70% financial metric weighting is based 50% on the results of the formula plan for the executive’s unit and 20% on overall group performance. For unit executives, a 20% weight on overall group financial performance is used to further incentivize them to support overall group objectives.
The chart below summarizes the performance criteria structure.

Performance Criteria	Measurement	Weights for Corporate Executives	Weights for Unit Executives	Range of Payout Percentages
Financial Metrics— Group Level
The incentive compensation payout level at the group level is based on each of the underwriting units’ incentive compensation formula plan multiples as described in “Overview” above.  In order to calculate a weighted average multiple reflective of the relative contribution of each underwriting unit to the group results, the payout levels for each unit are initially converted to an ROE-equivalent, which is inferred[1] using the current underwriting year’s ROE scale. Secondly, a group-wide ROE supporting the incentive compensation formula plans is derived, using the unit-specific inferred ROEs, weighted by capital allocated (or deployed) to each underwriting unit. Thirdly, the relative performance of the group is calculated by comparing the group-wide ROE to the target level ROE for the current year.  Ultimately, this result is used in the pre-defined group-level payout scale to generate the incentive payout level under this category.

		70%	20%	0–200%
Financial Metrics— Segment Level	The incentive compensation payout level for each unit executive measured under this category is equal to his respective unit’s incentive compensation formula plan multiple (total bonus payout dollars for the unit for the current year expressed as a percentage of the aggregate target bonus pool for the unit for the current year), as described in “Overview” above.	0%	50%	0–200%
Strategic Metrics[2]	Based on year-end performance evaluation.	30%	30%	0–250%
Total		100%	100%	0–200%

1
An ROE equivalent for a given unit is inferred by determining the ROE that would be required under the current underwriting year’s ROE scale to produce a payout multiple equal to the unit’s actual incentive compensation formula plan payout.

2
For the strategic criteria, payout percentages over 200% may only be used if the overall financial criteria payout percentage is 100% (i.e., target level of performance) or higher. The overall maximum bonus payment cannot exceed 200% of the target amount.

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2018 Underwriting Year ROE Scale/Financial Goals/Payout Scale—Applicable to All Executives
The table below shows the (i) 2018 underwriting year ROE scale and (ii) payout scale at the threshold, target and maximum levels for each level of financial goal achievement. Each year, in connection with setting the current year’s threshold, target and maximum ROE measures, the Compensation Committee reviews prevailing financial and economic conditions and uncertainties, the current interest rate environment and peer analysis. The Compensation Committee endeavors to set target ROE measures that are rigorous and responsive to the continued challenging environment in the insurance, reinsurance and mortgage industry and that deliver a pay-for-performance culture.

	Threshold	Target	Maximum
ROE scale for 2018 underwriting year	5.87%	11%	16.87%

Range of Payouts as % of Target - Financial Goals	Threshold	Target	Maximum
Payout as a % of Target[1]	20%	100%	200%
Level of Goal Achievement Required: Financial—Corporate Executives	85%	100%	115%
Level of Goal Achievement Required: Financial—Unit Executives	53%	100%	153%

1	Payout for performance achievement between stated levels is interpolated on a straight-line basis.

The table below shows the payout percentages at each performance rating for strategic performance criteria:

Strategic Performance Rating	Payout Modifier[1]
Exceptional Achievements	250%
Exceeds Expectations	150%
Meets Expectations	100%
Needs Development	50%
Unsatisfactory	0%

1
For the strategic criteria, payout modifiers over 200% may only be used if the overall financial goals achieve the target level of performance or higher. Additionally, maximum payout as a percentage of target is capped at 200%.

See “2018 Compensation Decisions for Named Executive Officers” for details of annual short-term cash incentives paid to the named executive officers and discussion of the strategic goals.

2019 PROXY STATEMENT |	39

Long-Term Incentive Plan
Overview
The Company grants long-term equity-based incentive awards to link the compensation of our named executive officers directly to corporate performance over the long term and align the interests of executives to our shareholders. A majority of the economic value is granted in performance-based vehicles. The mix of such long-term awards is approximately (i) 80% performance-based, consisting of 55% performance shares and 25% stock options, and (ii) 20% time-based restricted shares. The performance shares are subject to both service-based conditions and performance-based vesting conditions and directly link pay with performance and create shareholder alignment. The stock options also align executives’ interests with those of shareholders and focus on driving stock price. Time-based restricted shares promote direct retention and shareholder alignment.

These awards make up a significant component of total direct compensation and we believe that the combination of awards supports our pay-for-performance philosophy by encouraging long-term performance and shareholder value creation.
Long-term incentive awards have historically been made annually in May of each year (February for years beginning in 2019). Grants of performance shares will be made annually, with three-year overlapping cycles. In addition, during the year, additional equity awards may be granted for critical retention situations, newly hired employees, special recognition and promotional reasons. The summary below describes the vesting conditions and other relevant data relating to the annual long-term equity program.

Performance Shares 55% of Economic Value		Stock Options 25% of Economic Value		Restricted Stock/Units 20% of Economic Value

Performance Period: 3-years.
Underlying Value: Denoted in shares of Arch Capital stock.
Metrics: Absolute Tangible Book Value per share growth over the 3-year performance period, with a 25% +/- TSR modifier, relative to the TSR of our Peer Group set forth within “How We Make Compensation Decisions—Selected Competitors.”
Opportunities: Pre-established threshold, target and maximum opportunities (e.g., 50%, 100%, 200%). Below threshold performance results in 0% shares earned.
Payout: Earned shares vest in March following the end of the performance period, with the number of vested shares dependent upon the level of goal achievement.
	+	Vesting: 3-year ratable commencing on the first anniversary of the grant date. Exercise Price: Equal to the closing share price on the grant date. Life: 10-year maximum term.	+
Vesting: 3-year ratable commencing on the first anniversary of the grant date.
Underlying Value: Denoted in shares of Arch Capital stock.
Payout: In shares.
Dividends: Accrue and are paid out upon vesting.

The financial metric against which we measure Company performance used in grants of performance shares for our named executive officers is based on growth in tangible book value per share. We selected this metric because higher and more consistent tangible book value per share growth over time is an indication of effective and prudent use of capital and is shown to deliver value over time. We also believe that performance in relation to our Peer Group is important in evaluating our long-term performance. Accordingly, we have incorporated a relative TSR modifier

40	| 2019 PROXY STATEMENT

into the design for several reasons, most significantly its likely correlation to long-term growth in tangible book value per share and direct correlation with our shareholders’ returns over the performance period.
2018 Long-Term Incentive Awards
The Compensation Committee also endeavored to set rigorous goals for the performance share awards made in May 2018. These awards will payout at target if our tangible book value per share grows at an 11% annual rate over the three-year period. As noted above, the resulting vesting level is secondarily modified by the relative TSR modifier. Earned awards can increase by up to 25% if TSR is greater than or equal to the 65th percentile of the Peer Group, or decrease by up to 25% if TSR is less than or equal to the 35th percentile of the Peer Group. Awards are not modified if TSR performance is between the 35th and 65th percentiles. The maximum number of shares that can be earned is 200% of target.

The table below sets forth the threshold, target and maximum performance levels.

Level of Performance	Growth in TBVPS	Shares Earned as a % of Target
Threshold	6%	50%
Target	11%	100%
Maximum	16%	200%
The Compensation Committee sets award targets for long-term incentive compensation for our named executive officers (exclusive of the chairman of the board role) based, in part, on Peer Group analysis and extensive review of competitive benchmarking data. For 2018, the targeted and actual values of the awards, stated as a percentage of base salary are summarized in the table below.

Name	2018 Target (%)	2018 Actual (%)[1]
Marc Grandisson	450%	405%
François Morin[2]	175%	158%
Nicolas Papadopoulo	200%	180%
Maamoun Rajeh	200%	180%
Andrew T. Rippert	200%	180%

1
For 2018, the Compensation Committee adjusted the amount received to 90% of the approved target values reflecting the reduced value of our common share price at the time of grant and to recognize that 2018 was a transition period in the implementation of the long-term incentive compensation targets.

2
Effective January 1, 2019, the Compensation Committee increased Mr. Morin’s long-term incentive target to 200% to reflect his additional responsibilities related to the oversight of the Company’s investment unit.

Other Long-Term Incentive Awards
On April 9, 2018 the Compensation Committee approved a  retention grant for Mr. Grandisson in connection with his promotion to CEO of Arch Capital, which will further align his interests with those of shareholders.  The award was in the form of options to purchase 616,284 shares, with an approximate Black-Scholes value of $4.5 million. The stock options vest in three equal annual installments commencing on the first  anniversary of the grant date. The exercise price of $26.79 per share was equal to the fair market value per share on the date of grant. This at-risk compensation will require share price appreciation over an extended period of time in order for Mr. Grandisson to realize any compensation benefit from this award.

In connection with the promotion of Mr. Morin to Executive Vice President, Chief Financial Officer and Treasurer of the Company, on July 24, 2018, he was awarded share-based awards valued at approximately $900,000 in the aggregate, consisting of 55% performance shares, 25% stock options and 20% restricted shares. The performance shares are structured as described above, i.e., with vesting based on growth in tangible book value per share over a three-year performance period with a relative TSR modifier, while the stock options and restricted shares vest in three equal annual installments commencing on the first anniversary of the grant date.
Status of Annual Performance Share Programs
Performance shares that were granted in 2018 have a performance period of January 1, 2018 through December 31, 2020. Absolute growth in tangible book value per common share over the remaining years of the performance period (and relative TSR performance) will determine the number of shares earned, if any. Results will be determined on March 10, 2021 including applying the relative shareholder return modifier.

2019 PROXY STATEMENT |	41

2018 Compensation Decisions for Named Executive Officers

Chief Executive Officer
Marc Grandisson President and Chief Executive Officer
Strategic Goals

Under Mr. Grandisson’s leadership, the company continued to deliver strong operational and financial results as highlighted in the “2018 Performance at a Glance” section. The Compensation Committee took into account the Company’s profitability achieved under his guidance, the Company’s continued strong performance in relation to its Peer Group and the Company’s overall focus on underwriting discipline and its disciplined approach to investments and capital management. The Compensation Committee also reviewed Mr. Grandisson’s oversight of key operational strategic matters such as predictive analytics, strategic M&A initiatives and risk management as well as the launch of a multi-year initiative to upgrade and refresh core processes and systems that will generate productivity, efficiency and consumer centric solutions.

Compensation Decisions
■ Base Salary
Effective March 3, 2018, when Mr. Grandisson assumed the role of President and Chief Executive Officer of Arch Capital, his base salary was increased to $1,000,000 from $900,000 to reflect his additional responsibilities.

■ Short-Term Cash Incentive (“STI”)
The group financial performance metrics represent the weighted average results under the plan formula for the insurance, reinsurance, mortgage and investment units determined for 2018. The level of goal achievement during 2018 for the open underwriting years was 126%, which resulted in a payout factor of 200% of target for the financial goal portion of bonuses. The Compensation Committee reviewed Mr. Grandisson’s performance against the stated strategic metrics established, which resulted in a performance multiplier of 175% on the portion of his bonus that was based on strategic performance.

	2018 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	70%	140%	$1,621,068	$2,270,000
	Strategic Performance			175%	30%	52.5%		851,000
	TOTAL				100%	192.5%		$3,121,000

■ Long-Term Incentive
On May 11, 2018, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward looking three-year period, which will ultimately determine the number of shares earned. In addition, as discussed in “Elements of Compensation Program—2018 Long-Term Incentive Awards—Other Long-Term Incentive Awards,” the Compensation Committee approved a retention award on April 9, 2018 for Mr. Grandisson in connection with his promotion to CEO of Arch Capital.

		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Shares	Value[1]	Number of Shares	Value[1]	Total
	May 11, 2018	82,449	$2,227,500	133,821	$1,012,500	29,982	$810,000	$4,050,000
	April 9, 2018			616,284	$4,499,983			$4,499,983

 1    The total long-term incentive value provided in the summary above for the May 11, 2018 awards differs from the grant date fair value reported in the 2018 Summary Compensation and 2018 Grants of Plan-Based Awards Tables. The values in the summary above were based on an estimated share price ahead of the grant date. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were determined at the grant date and, in the case of the performance shares, based on a Monte Carlo Simulation methodology instead of the target amount shown in the summary above. In both cases the stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares.

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Chief Financial Officer
François Morin Executive Vice President, Chief Financial Officer and Treasurer
Strategic Goals

Mr. Morin has transitioned seamlessly to the Group CFO and Treasurer position since May 2018. The Compensation Committee took into account the strong contribution of Mr. Morin to strategic initiatives such as developing our plan to transform group-wide financial reporting, risk management and treasury operations. Mr. Morin worked towards getting confirmation of agency ratings at satisfactory levels affirmed with a stable outlook. The strategic metrics considered for Mr. Morin’s performance evaluation also include the efficient use of assets to fund M&A initiatives and his continued focus on developing and retaining key talent for his previous role.

Compensation Decisions
■ Base Salary
Effective May 25, 2018, Mr. Morin’s base salary was increased to $600,000 from $500,000 to reflect his additional responsibilities in connection with his promotion to Executive Vice President and Chief Financial Officer of Arch Capital. Effective January 1, 2019, Mr. Morin’s base salary and target were increased to $625,000 and 135%, respectively, to reflect his additional responsibilities related to his oversight of the Company’s investment unit.

■ Short-Term Cash Incentive
The group financial performance metrics represent the weighted average results under the plan formula for the insurance, reinsurance, mortgage and investment units determined for 2018. The level of goal achievement during 2018 for the open underwriting years was 126%, which resulted in a payout factor of 200% of target for the financial goal portion of bonuses. The Compensation Committee reviewed Mr. Morin’s performance against the stated strategic metrics established, which resulted in a performance multiplier of 175% on the portion of his bonus that was based on strategic performance.

	2018 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	70%	140%	$679,863	$952,000
	Strategic Performance			175%	30%	52.5%		357,000
	TOTAL				100%	192.5%		$1,309,000

■ Long-Term Incentive
On May 11, 2018, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward looking three-year period, which will ultimately determine the number of shares earned. In addition, as discussed in “Elements of Compensation Program—2018 Long-Term Incentive Awards—Other Long-Term Incentive Awards,” the Compensation Committee approved a special award on July 24, 2018 for Mr. Morin in connection with his promotion to CFO of Arch Capital.

		Performance Shares		Stock Options		Time-Based Restricted Shares		Total
	Grant Date	Number of Shares	Value[1]	Number of Shares	Value[1]	Number of Shares	Value[1]	Total
	May 11, 2018	19,239	$519,774	31,224	$236,242	6,996	$189,009	$945,025
	July 24, 2018	16,993	$495,006	27,534	$224,994	6,179	$179,994	$899,994

1    The total long-term incentive value provided in the summary above for the May 11, 2018 awards differs from the grant date fair value reported in the 2018 Summary Compensation and 2018 Grants of Plan-Based Awards Tables. The values in the summary above were based on an estimated share price ahead of the grant date. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were determined at the grant date and, in the case of the performance shares, based on a Monte Carlo Simulation methodology instead of the target amount shown in the summary above. In both cases the stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares. In addition, the value of the performance shares in the summary above for the July 24, 2018 award are shown at target based on the closing price of our common shares on the date of grant.

2019 PROXY STATEMENT |	43

Insurance Unit Executive
Nicolas Papadopoulo Chairman and CEO of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations
Strategic Goals

Mr. Papadopoulo’s effective oversight of the insurance group during the year brought structure and discipline in our operations reducing our combined ratio and improving the insurance segment ROE. The Compensation Committee also took into account Mr. Papadopoulo’s role in strategic initiatives, including insurance segment acquisitions that solidified our portfolio and distribution in the U.S., as well as accelerated our U.K. retail portfolio growth. Under his leadership, the segment designed and implemented a de-risking strategy that is intended to provide certainty in areas that have had propensity to adverse development and he developed the “Voice of Customer” platform that creates a common customer-centric brand and attitude across the organization.

Compensation Decisions
■ Base Salary	Mr. Papadopoulo did not receive a salary adjustment in 2018.
■ Short-Term Cash Incentive
The group level of goal achievement during 2018 for the open underwriting years was 126%, which resulted in a payout factor of 200% of target for the group financial goal portion of bonuses. The level of goal achievement during 2018 under the formula plan for the open underwriting years under the insurance segment was 99%, which resulted in a payout factor of 99% of target for the segment financial goal portion of bonuses. The Compensation Committee reviewed Mr. Papadopoulo’s performance against the stated strategic metrics established, which resulted in a performance multiplier of 250% on the portion of his bonus that was based on strategic performance.

	2018 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	20%	40%	$1,012,500	$405,000
	Financial Performance—Segment			99%	50%	49.5%		502,000
	Strategic Performance			250%	30%	75%		759,000
	TOTAL				100%	164.5%		$1,666,000

■ Long-Term Incentive
On May 11, 2018, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward looking three-year period, which will ultimately determine the number of shares earned.

		Performance Shares		Stock Options		Time-Based Restricted Shares		Total
	Grant Date	Number of Shares	Value[1]	Number of Shares	Value[1]	Number of Shares	Value[1]	Total
	May 11, 2018	27,483	$742,499	44,607	$337,498	9,993	$269,978	$1,349,975

 1    The total long-term incentive value provided in the summary above for the May 11, 2018 awards differs from the grant date fair value reported in the 2018 Summary Compensation and 2018 Grants of Plan-Based Awards Tables. The values in the summary above were based on an estimated share price ahead of the grant date. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were determined at the grant date and, in the case of the performance shares, based on a Monte Carlo Simulation methodology instead of the target amount shown in the summary above. In both cases the stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares.

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Reinsurance Unit Executive
Maamoun Rajeh Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Strategic Goals

Mr. Rajeh’s oversight of the reinsurance group during the year led it to deliver strong performance when compared with our Peer Group. The Compensation Committee reviewed the profitability of the reinsurance group, including the group’s effectiveness in managing the underwriting cycle and catastrophic loss management. The Compensation Committee also took into account Mr. Rajeh’s role in strategic initiatives, including development of the group’s platform in Europe, the implementation of a motor center of excellence, raising the profile of predictive analytics and identifying fertile ground for implementing predictive analytics.

Compensation Decisions
■ Base Salary	Mr. Rajeh did not receive a salary adjustment in 2018.
■ Short-Term Cash Incentive
The group level of goal achievement during 2018 for the open underwriting years was 126%, which resulted in a payout factor of 200% of target for the group financial goal portion of bonuses. The level of goal achievement during 2018 under the formula plan for the open underwriting years under the reinsurance segment was 101%, which resulted in a payout factor of 101%[1]of target for the segment financial goal portion of bonuses. The Compensation Committee reviewed Mr. Rajeh’s performance against the stated strategic metrics established, which resulted in a performance multiplier of 150% on the portion of his bonus that was based on strategic performance.

	2018 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	20%	40.0%	$877,500	$351,000
	Financial Performance—Segment[1]			65%	50%	32.5%		285,000
	Strategic Performance			150%	30%	45.0%		395,000
	TOTAL				100%	117.5%		$1,031,000
	[1] The payout factor was adjusted for amounts calculated under the reinsurance segment’s formulaic plan attributable to performance for prior underwriting years.
	Mr. Rajeh also received an additional bonus amount of $474,000 calculated under the reinsurance segment’s formulaic plan for prior underwriting years.
■ Long-Term Incentive
On May 11, 2018, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward looking three-year period, which will ultimately determine the number of shares earned.

		Performance Shares		Stock Options		Time-Based Restricted Shares		Total
	Grant Date	Number of Shares	Value[1]	Number of Shares	Value[1]	Number of Shares	Value[1]	Total
	May 11, 2018	23,820	$643,537	38,661	$292,510	8,661	$233,991	$1,170,038

 1    The total long-term incentive value provided in the summary above for the May 11, 2018 awards differs from the grant date fair value reported in the 2018 Summary Compensation and 2018 Grants of Plan-Based Awards Tables. The values in the summary above were based on an estimated share price ahead of the grant date. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were determined at the grant date and, in the case of the performance shares, based on a Monte Carlo Simulation methodology instead of the target amount shown in the summary above. In both cases the stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares.

2019 PROXY STATEMENT |	45

Mortgage Unit Executive
Andrew Rippert Chief Executive Officer of the Global Mortgage Group until February 2019
Strategic Goals

The Mortgage segment, under Mr. Rippert’s leadership, continued to strengthen the Company’s financial performance in relation to its Peer Group and maintained high ROE despite competitive pressures. In addition, Mr. Rippert introduced new products and services that generated meaningful fee based income with the potential for future growth. The Compensation Committee considered his oversight of strategic initiatives such as risk management, including the programmatic use of the capital markets through the Bellemeade transactions. Finally, the Compensation Committee took into account Mr. Rippert’s role in obtaining approval for our Australian-based mortgage operations.

Compensation Decisions
■ Base Salary	Effective January 1, 2018, Mr. Rippert’s base salary was increased to $700,000 from $650,000.
■ Short-Term Cash Incentive
The group level of goal achievement during 2018 for the open underwriting years was 126%, which resulted in a payout factor of 200% of target for the financial goal portion of bonuses. The level of goal achievement during 2018 for the open underwriting years under the formula plan for the mortgage segment was 132%, which resulted in a payout factor of 160%[1] of target for the segment financial goal portion of bonuses. The Compensation Committee reviewed Mr. Rippert’s performance against the stated strategic metrics established, which resulted in a performance multiplier of 150% on the portion of his bonus that was based on strategic performance.

	2018 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	20%	40%	$945,000	$378,000
	Financial Performance—Segment[1]			120%	50%	60%		567,000
	Strategic Performance			150%	30%	45%		425,250
	TOTAL				100%	145%		$1,370,250
	[1] The payout factor was adjusted for amounts calculated under the mortgage segment’s formulaic plan attributable to performance for prior underwriting years.
	Mr. Rippert also received an additional bonus amount of $346,000 calculated under the mortgage segment’s formulaic plan for prior underwriting years.
■ Long-Term Incentive
On May 11, 2018, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward looking three-year period, which will ultimately determine the number of shares earned.

		Performance Shares		Stock Options		Time-Based Restricted Shares		Total
	Grant Date	Number of Shares	Value[1]	Number of Shares	Value[1]	Number of Shares	Value[1]	Total
	May 11, 2018	25,650	$692,978	41,634	$315,004	9,327	$251,984	$1,259,966

 1    The total long-term incentive value provided in the summary above for the May 11, 2018 awards differs from the grant date fair value reported in the 2018 Summary Compensation and 2018 Grants of Plan-Based Awards Tables. The values in the summary above were based on an estimated share price ahead of the grant date. The values in the Summary Compensation and Grants of Plan-Based Awards Tables were determined at the grant date and, in the case of the performance shares, based on a Monte Carlo Simulation methodology instead of the target amount shown in the summary above. In both cases the stock options are valued based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares.

46	| 2019 PROXY STATEMENT

Other Named Executive Officers
Constantine Iordanou Chairman of the Board
Strategic Goals

In 2018, Mr. Iordanou served as Chairman of the Board and Chief Executive Officer of ACGL through March 2, 2018. He continued as Chairman of the Board when Mr. Grandisson became Chief Executive Officer on March 3, 2018. As Chairman, Mr. Iordanou continued to work toward ensuring a successful transition.

Compensation Decisions
■ Base Salary	Effective March 3, 2018, when Mr. Iordanou continued as Chairman of the Board, his base salary was adjusted to $500,000.
■ Short-Term Cash Incentive
Mr. Iordanou received an annual bonus of $500,000. Mr. Iordanou elected to receive all of his annual bonus in the form of stock options under the Company’s existing election program, which resulted in an award, on March 15, 2019, of 63,956 stock options.

■ Long-Term Incentive
Mr. Iordanou received a long-term incentive grant for 2018 performance on May 9, 2018 valued at $805,441 consisting of restricted common shares and stock options. The award was pro-rated to reflect his time as CEO of Arch and vests in annual installments over a two-year period.

Additional Compensation Policies and Practices
Arch Capital’s compensation philosophy and related governance features are also complemented by several specific elements that are designed to align our compensation with long-term shareholder interests. These elements include the following:
Clawback Policy
The Company has a clawback policy covering all executive officers, including the chief executive officer. This policy provides that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will review all incentive-based compensation that was paid to current or former executive officers during the three-year period preceding the required restatement. If any such incentive-based compensation would have been lower as a result of the restated financial results, the Compensation Committee will require the reimbursement of the incremental portion of the incentive-based compensation in excess of the compensation that would have been paid based on the restated financial results (to the extent permitted by applicable law). This policy will be interpreted in accordance with the applicable rules of NASDAQ (or other securities exchange on which our common shares are listed from time to time).

No Excise Tax Gross-Ups
The Company does not provide excise tax gross-up payments to any of its executives in connection with change in control payments.
No Tax Gross-Ups
The Company does not include tax gross-up provisions in employment agreements and does not provide tax gross-ups to our named executive officers.
Share Ownership Guidelines
In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has share ownership guidelines that require these executives to maintain designated levels of ownership of the common shares of Arch Capital. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of Arch Capital—six times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—four times base salary; and (3) other designated members of senior operating management—three times base salary. Each executive has five years to comply with the guidelines, and

2019 PROXY STATEMENT |	47

stock options, SARs and unvested restricted shares/units do not count toward the requirement. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share ownership guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of Arch Capital.
Share Holding Requirements for Executives
To ensure each of our senior executives meets our share ownership guidelines, the Company requires each senior executive retain 50% of the net profit shares received from Company equity awards until the executive meets target ownership levels. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock or vesting and payout under restricted stock units and performance shares. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share retention guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of Arch Capital.
No Hedging Permitted
As part of our Code of Business Conduct, our officers, directors and other employees are not permitted to engage in hedging activities with respect to Arch Capital’s common stock or any other publicly-traded equity or debt securities issued by Arch Capital or any of its subsidiaries. Specifically, they may not engage in short sales, purchase or sale of financial instruments or derivatives, including puts and calls, that hedge or offset any change in the market value of such securities. In addition, our officers, directors and other employees may not otherwise engage in transactions that are designed to, or have, the same effect.
Limits on Pledging
Our Code of Business Conduct discourages the pledging of our common shares as collateral for loans and includes limitations.

▪
In no event may any executive officer or director of the Company pledge an amount of common shares that exceeds the lesser of 30% of the common shares beneficially owned by the individual (as reported or would be reported in our Proxy Statement) or 0.5% of the then outstanding common shares of Arch Capital; and

▪	any securities pledged would not count toward satisfying any required ownership level of securities under relevant share retention guidelines.

Double-Trigger Change in Control Provision
The equity-based compensation award agreements for the named executive officers provide that, in the event the officer’s employment is terminated by the Company other than for cause, or by the officer for good reason, within two years following the consummation of a change in control in which the awards are assumed by the acquirer, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination.
Options and SARs
Our plans do not permit granting of stock options or SARs at an exercise price below the closing price on the grant date and also do not allow for repricing or reducing the exercise price of a stock option or SAR. We also do not allow out-of-the-money options or SARs to be exchanged for cash or other property.
Procedures Regarding Share-Based Compensation
The Compensation Committee, or a subcommittee comprised of at least two of its members, approves all grants of share-based compensation to the named executive officers and other executives who file Section 16 reports with the SEC, and these awards have generally also been approved by the full Board.
The grant date for annual grants of share-based compensation is determined on the dates of regularly scheduled meetings of the full Board to provide assurance that grant timing is not being manipulated for employee gain. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed 752 employees worldwide for awards granted in 2018. We may grant a small percentage of awards at other times throughout the year on the date of regularly scheduled meetings of the Compensation Committee or the full Board in connection with hiring or the promotion of an executive or special retention circumstances. In the case of new hires, the awards have grant dates corresponding to the date the employment commences for the new hire.
Retirement and Benefit Plans
Our named executive officers participate in retirement and benefit plans provided to other employees. The benefit plans include medical coverage and life and disability insurance. Our health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. Defined contribution retirement plans are provided for all employees according to local market practice. Retirement plans help employees save and prepare for retirement.

48	| 2019 PROXY STATEMENT

In addition, the Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan covering our U.S.-based senior executives which is described under “2018 Non-Qualified Deferred Compensation.” Our named executive officers are Bermuda-based and not permitted to participate in the non-qualified defined contribution retirement plan. In lieu of pension and matching contributions through the non-qualified plan, we have provided comparable benefits in the form of current cash payments, which are included in the “2018 Summary Compensation Table” in the “All Other Compensation” column.

Other Personal Benefits
The Company provides our named executive officers with perquisites and other benefits that the Company and Compensation Committee believe are reasonable and consistent with market practice in Bermuda to better enable the Company to attract and retain key employees. Such amounts have been included in the “2018 Summary Compensation Table” in the “All Other Compensation” column.

Tax Considerations
Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986m as amended (the “Code”) generally limits the deductible amount of annual compensation paid to a “covered employee” (i.e., the chief executive officer, chief financial officer and certain other current or former executive officers) to no more than $1,000,000 each. Since Arch Capital will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of Arch Capital if it employs a covered employee. The Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary or advisable in some circumstances due to the restrictions of Section 162(m).
Sections 409A and 457A
Section 409A of the Code, which governs deferred compensation arrangements, generally provides that distributions of deferred compensation to our senior officers as a consequence of termination of employment may not be made sooner than six months after termination and governs the timing of elections and distributions of deferred compensation. In addition, Section 457A of the Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain Bermuda-based employers. As a result, for periods on or after January 1, 2009, certain employees of Arch Capital, including our named executive officers, are no longer permitted to participate in the non-qualified defined contribution retirement plan. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these participants in the form of current cash payments subject to taxation. In addition, in light of Section 457A, and in an effort to maintain comparable benefits for all employees, the Company has provided certain of its Bermuda-based employees who are U.S. taxpayers with the opportunity to receive a portion of their annual incentive bonus in the form of stock options or restricted shares. There are no matching or additional Company contributions associated with this election and, as a result, the Company will not incur any additional expense by providing this benefit.

Report of the Compensation Committee on the Compensation Discussion and Analysis
The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in the 2018 Annual Report and this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE Eugene S. Sunshine (Chairman) John L. Bunce, Jr. Louis J. Paglia John M. Pasquesi

2019 PROXY STATEMENT |	49

Compensation Committee Interlocks and Insider Participation
During 2018, the Compensation Committee consisted of Eugene S. Sunshine (chairman), John L. Bunce, Jr., Louis J. Paglia and John M. Pasquesi.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with directors of Arch Capital may have an ownership or other interest.
Certain of our directors and executive officers acquired shares of Watford at the time of its launch in March 2014 at the same price per share paid by other investors. We own common and preferred interests in Watford and have the right to designate two members of Watford’s board of directors. We consolidate Watford’s financial results under applicable accounting principles. See “Ownership of Watford Holdings Ltd. Shares” in this Proxy Statement and notes 11, “Variable Interest Entity and Noncontrolling Interests,” and 4, “Segment Information,” of the notes accompanying our consolidated financial statements included in our 2018 Annual Report (as defined below) for more information about Watford.
During 2015, a subsidiary of Arch Capital, Arch Reinsurance Company (“Arch Re U.S.”), invested $8 million for an approximately 19% equity interest in Sojourner Holding Company LLC, which through its subsidiary Spinnaker Insurance Company (“Spinnaker”), conducts a property-

focused program business. In connection with its investment, the Company has the right to appoint one member of Sojourner’s board of managers, and also has a right of first refusal to provide, on market terms, a specified percentage of certain reinsurance purchased by Spinnaker. At the same time, Otter Capital Partners LP (“OCP”) invested $10 million on the same economic terms for an approximately 24% equity interest in Sojourner. The general partner of OCP is Otter Capital LLC and John M. Pasquesi, one of Arch Capital’s directors, serves as the sole member. Otter Capital also has the right to appoint one member of Sojourner’s board of managers. We have a right of first refusal on certain of the business of Spinnaker, and, from time to time, may enter into reinsurance transactions with Spinnaker in the ordinary course of business. Arch Re U.S. entered into a quota share agreement with Spinnaker covering property risks which renewed in 2018 at a 30% share and generated net premiums written and earned of $3.4 million and $1.8 million, respectively, for 2018. Arch Re U.S. also entered into property catastrophe excess of loss agreements with Spinnaker which renewed in 2018 and generated net premiums written and earned of $1.0 million and $.8 million, respectively, for 2018. Additionally, in November 2016, Arch Re Bermuda entered into a quota share agreement with Spinnaker covering property business, with a 40% share. For the 2018 year, there was no business written through the quota share agreement between Spinnaker and Arch Re Bermuda.

50	| 2019 PROXY STATEMENT

Executive Compensation Tables
The following tables, narrative and footnotes discuss the compensation of the (i) chief executive officer, (ii) chief financial officer, (iii) the three other most highly compensated executive officers during 2018, (iv) the chairman of the board, who also served as chief executive officer through March 2, 2018, and (v) Mark D. Lyons, who was the Chief Financial Officer through May 25, 2018. These individuals are referred to as the named executive officers.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Annual Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3),(6)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total ($)
Marc Grandisson(6)	2018	982,576	—		2,828,662	5,500,589	3,121,000	451,360	12,884,187
President, Chief Executive Officer and Class III Director of Arch Capital	2017	900,000	3,000,000		2,233,232	572,270	—	426,243	7,131,745
	2016	900,000	3,700,000	(7)	832,437	202,748	—	416,167	6,051,352
François Morin(8)	2018	563,406	—		1,299,874	458,462	1,309,000	271,642	3,902,384
Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital

Nicolas Papadopoulo	2018	750,000	—		942,861	333,535	1,666,000	392,117	4,084,513
Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property & Casualty Operations	2017	675,000	3,816,414	(9)	2,635,311	1,399,596	—	362,353	8,888,674
	2016	650,000	2,500,000	(9)	524,127	127,656	—	368,690	4,170,473
Maamoun Rajeh	2018	650,000	474,000	(10)	817,192	289,076	1,031,000	528,502	3,789,770
Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group	2017	556,250	1,182,000	(10)	1,523,236	386,823	—	495,772	4,144,081

Andrew T. Rippert	2018	700,000	346,000	(11)	879,989	311,306	1,370,250	361,119	3,968,664
Chief Executive Officer of the Global Mortgage Group	2017	650,000	1,299,000	(11)	628,578	161,074	—	380,479	3,119,131

Constantine Iordanou(12)	2018	587,121	500,000	(13)	628,451	176,990	—	478,598	2,371,160
Chairman of the Board and Class II Director of Arch Capital; CEO through March 2, 2018	2017	1,000,000	5,000,000	(13)	4,572,350	1,171,673	—	1,008,073	12,752,096
	2016	1,000,000	6,050,000	(7) (13)	3,305,370	805,054	—	1,050,962	12,211,386
Mark D. Lyons(14)	2018	291,667	—		—	—	—	206,158	497,825
Executive Vice President, Chief Financial Officer and Treasurer through May 25, 2018	2017	700,000	1,365,000		785,482	201,281	—	501,529	3,553,292
	2016	700,000	2,100,000	(7)	579,336	141,103	—	450,917	3,971,356

(1)	The amount in the “Salary” column represents the base salary earned by each of the named executive officers in the applicable year.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of stock awards determined pursuant to ASC Topic 718. The amounts for 2018 include the grant date fair value of the annual performance shares based upon the probable outcome of the performance conditions as of the grant date (i.e., the target (or 100% ) level). Performance shares, which pay in shares of Arch Capital will vest based upon growth in tangible book value per share over a three-year period. In addition, the performance shares are subject to a TSR modifier. The relative TSR modifier will reduce or increase the amount of shares earned by 25% if TSR over the three-year performance period relative to our peer group falls outside of a defined range. See “Elements of Compensation Program—2018 Long-Term Incentive Plan” for more information about the relative TSR modifier. Assuming the highest level of performance is achieved, the grant date fair value of the performance shares would be Mr. Grandisson—$4,065,280; Mr. Morin—$1,868,271; Mr. Papadopoulo —$1,355,093; Mr. Rajeh—$1,174,483; and Mr. Rippert— $1,264,714. Messrs. Iordanou and Lyons did not receive performance awards.

(3)
The amounts reported in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718. We have computed the estimated grant date fair values of share-based compensation related to stock options using

2019 PROXY STATEMENT |	51

the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 20, “Share-Based Compensation,” of the notes accompanying our consolidated financial statements included in our 2018 Annual Report.

(4)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2018 reflect the amounts earned by each named executive officer under the annual performance incentive plan.

(5)
The table below describes the incremental cost to the Company of other benefits provided to our named executive officers, which are included in the “All Other Compensation” column. The table below provides the details of all other compensation required by SEC rules to be separately quantified for 2018.

Name	Housing Allowance (Bermuda) ($)	Retirement Plans ($)(a)	Social Insurance ($)(b)	Other ($)(c)
Marc Grandisson	211,510	122,598	1,859	64,005
François Morin	77,691	75,259	1,859	75,000
Nicolas Papadopoulo	221,953	90,125	1,859	0
Maamoun Rajeh	202,008	87,815	1,859	139,000
Andrew T. Rippert	146,889	95,065	1,859	86,000
Constantine Iordanou	29,667	78,698	0	279,556
Mark D. Lyons	31,290	59,117	758	95,833
(a) Represents contributions to our defined contribution plans, and also includes a payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan which, due to applicable tax laws, was made outside the plan.
(b) Represents employer payment of employee portion of Bermuda social insurance.
(c) The amount for Mr. Grandisson represents fees for children’s schooling. The amounts for Messrs. Morin, Rajeh, Rippert and Lyons represent an expatriate expense allowance for employees situated in Bermuda. The amount for Mr. Iordanou includes (i) incremental costs to the Company of $161,056 resulting from the use of Company provided aircraft primarily for commuting to the Company’s offices and (ii) an expatriate expense allowance for employees situated in Bermuda of $118,500. The calculation of the incremental cost for aircraft use is based on the variable operating costs to the Company for each flight, including hourly charges, fuel variable costs and applicable international fees.
In addition, the “All Other Compensation” column also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits.
Messrs. Grandisson, Papadopoulo and Rajeh: automobile allowance, life insurance premiums, tax preparation services, family travel and club dues.
Messrs. Papadopoulo and Rajeh: fees for children’s schooling.
Mr. Morin: life insurance premiums, tax preparation services, family travel and club dues.
Mr. Rippert: life insurance premiums, tax preparation services and family travel.
Mr. Iordanou: automobile allowance, life insurance premiums, tax preparation services, relocation and club dues.
Mr. Lyons: life insurance premiums, tax preparation services and family travel.

(6)
Mr. Grandisson was appointed President and Chief Executive Officer effective March 3, 2018. Mr. Grandisson’s base salary was increased to $1,000,000 from $900,000 to reflect his additional responsibilities in connection with his promotion.

In addition, in connection with our leadership succession plan and to further align Mr. Grandisson’s interests with those of shareholders, on April 9, 2018, Mr. Grandisson was awarded options to purchase

616,284 shares, and the Black-Scholes value was equal to approximately $4.5 million. The stock options vest in three equal annual installments commencing on the first anniversary of the grant date. The exercise price per share was equal to the fair market value per share on the date of grant.

(7)
The bonus amounts earned in 2016 for Messrs. Grandisson, Iordanou and Lyons are inclusive of $1.2 million, $1.5 million and $0.9 million, respectively, for their roles in connection with the UGC acquisition, which closed on December 31, 2016.

(8)
Mr. Morin was appointed Executive Vice President, Chief Financial Officer and Treasurer effective May 25, 2018. Mr. Morin’s base salary was increased to $600,000 from $500,000 to reflect his additional responsibilities in connection with his promotion. Compensation for Mr. Morin is provided only for 2018 because he was not a named executive officer for 2017 or 2016.

(9)
The 2016 amount for Mr. Papadopoulo includes a payment of $1,171,364 based on the calculated results for prior underwriting years under the formula-based bonus provisions of our Incentive Compensation Plan, which pays out based on underwriting years generally over a 10-year development period (the “Formula Approach”). Mr. Papadopoulo previously participated in the Formula Approach through the 2014 underwriting year. The 2017 amount includes a payment received by Mr. Papadopoulo in December of 2017 of $2,316,414 in full settlement of his entitlements under the Formula Approach.

(10)
The 2017 amount for Mr. Rajeh, who previously participated in the Formula Approach through the 2017 underwriting year, includes a payment of $851,547 based on the calculated results for prior underwriting years under such Formula Approach. The 2018 amount represents a payment under the Formula Approach for prior underwriting years. Compensation for Mr. Rajeh is provided only for 2018 and 2017 because he was not a named executive officer for 2016.

(11)
The 2017 amount for Mr. Rippert, who previously participated in the Formula Approach through the 2016 underwriting year, includes a payment of $375,261 based on the calculated results for prior underwriting years under such Formula Approach. The 2018 amount represents a payment under the Formula Approach for prior underwriting years. Compensation for Mr. Rippert is provided only for 2018 and 2017 because he was not a named executive officer for 2016.

(12)	Effective March 3, 2018, Mr. Iordanou’s base salary was adjusted to $500,000, in connection with his change in position to Chairman of the Board.

(13)
Mr. Iordanou elected to receive 100% of his approved cash bonuses for 2018, 2017 and 2016 in the form of stock options under elections provided by the Company for Bermuda-based employees. On March 15, 2019, March 1, 2018 and February 24, 2017, Mr. Iordanou was awarded 63,956, 637,440, and 751,404 stock options, respectively, with a Black-Scholes value equal to $0.5 million, $5.0 million and $6.05 million, respectively, but each with an intrinsic value of zero on the grant date, respectively. The stock options awarded to Mr. Iordanou are fully vested and will expire 10 years from the date of grant. The stock options granted on March 1, 2018 are included in the 2018 Grants of Plan-Based Awards table.

(14)	Mr. Lyons resigned as our Chief Financial Officer and Treasurer effective on May 25, 2018.

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2018	Grants of Plan-Based Awards
The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2018:

		Est. Future Payouts Under Non-Equity Incentive Plan Awards (2)				Est. Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)		Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date (1)	Threshold		Target	Maximum	Threshold	Target	Maximum
Marc Grandisson	4/9/2018								—	616,284		26.79	4,499,983
	5/11/2018					41,224	82,449	164,898	—	—		24.65	2,032,640
	5/11/2018								—	133,821		26.55	1,000,606
	5/11/2018								29,982	—		26.55	796,022
	N/A	324,250		1,621,250	3,485,688
François Morin	5/11/2018					9,619	19,239	38,478	—	—		24.65	474,305
	5/11/2018								—	31,224		26.55	233,468
	5/11/2018								6,996	—		26.55	185,744
	7/24/2018					8,496	16,993	33,986	—	—		27.06	459,831
	7/24/2018								—	27,534		29.13	224,994
	7/24/2018								6,179	—		29.13	179,994
	N/A	140,852		704,258	1,514,154
Nicolas Papadopoulo	5/11/2018					13,741	27,483	54,966	—	—		24.65	677,547
	5/11/2018								—	44,607		26.55	333,535
	5/11/2018								9,993	—		26.55	265,314
	N/A	202,500	(7)	1,012,500	2,176,875
Maamoun Rajeh	5/11/2018					11,910	23,820	47,640	—	—		24.65	587,242
	5/11/2018								—	38,661		26.55	289,076
	5/11/2018								8,661	—		26.55	229,950
	N/A	175,500		877,500	1,886,625
Andrew T. Rippert	5/11/2018					12,825	25,650	51,300	—	—		24.65	632,357
	5/11/2018								—	41,634		26.55	311,306
	5/11/2018								9,327	—		26.55	247,632
	N/A	189,000		945,000	2,031,750
Constantine Iordanou	3/1/2018								—	637,440	(8)	28.75	5,000,016
	5/9/2018								—	23,751		26.46	176,990
	5/9/2018								23,751	—		26.46	628,451
Mark D. Lyons (9)	N/A	189,000		945,000	2,031,750	—	—	—	—	—		—	—

(1)
All of the share-based grants indicated above were awarded under the 2015 Long-Term Incentive and Share Award Plan except for the (i) July 24, 2018 grant to Mr. Morin, which was awarded under the 2018 Long-Term Incentive and Share Award Plan and (ii) the March 1, 2018 grant to Mr. Iordanou, which was awarded under the 2012 Long-Term Incentive and Share Award Plan.

(2)	The amounts represent the possible payouts under our annual incentive compensation plan. The amount reported in the “Target” column represents the annual target incentive bonus opportunity for each executive. The amounts reported in the “Threshold” and “Maximum” columns in the table represent the amounts determined pursuant to the annual incentive compensation plan. Actual payments under these awards were determined in February 2019, will be paid in March 2019 and are included in the “Non-Equity Incentive Plan Compensation” column of the “2018 Summary Compensation Table.”

(3)	The awards represent performance shares granted in May 2018 and July 2018. The amounts reported in the

2019 PROXY STATEMENT |	53

“Threshold,” “Target” and “Maximum” columns represent the number of performance shares awarded subject to performance vesting conditions. The performance period for the awards is from January 1, 2018 to December 31, 2020. The awards are subject to an additional time vesting period through March 10, 2021 and a relative TSR modifier. Refer to “Elements of Compensation Program—2018 Long-Term Incentive Awards.” The grant date fair value is included in the “Stock Awards” column of the “2018 Summary Compensation Table.”

(4)
The awards represent restricted shares granted in May 2018 and July 2018. The restricted shares will vest over a three-year period, except for restricted shares granted on May 9, 2018, which will vest over a two-year period.

(5)
The awards represent stock options granted. All of the stock options reported in the table have a maximum term of 10 years from the grant date and vest over a three-year period (except for stock options granted on May 9, 2018, which vest over a two-year period and the stock options granted on March 1, 2018, which are described in note 8 herein). The exercise price of stock options is the closing price of our common shares on the respective grant dates.

(6)	The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with accounting guidance governing share-based compensation arrangements as discussed in note 20, “Share-Based Compensation,” of the notes accompanying our consolidated financial statements included in our 2018 Annual Report. The grant date fair value of the performance share awards was based upon the probable outcome of the performance conditions as of the grant date.

(7)	Under Mr. Papadopoulo’s Employment Agreement, his annual bonus for 2018 may not be less than $1.5 million.

(8)
Mr. Iordanou elected to receive 100% of his approved cash bonus for 2017 in the form of stock options under an election provided by the Company for Bermuda-based employees. On March 1, 2018, Mr. Iordanou was awarded 637,440 stock options, with a Black-Scholes value equal to $5.0 million. The stock options are fully vested and will expire 10 years from the date of grant. The Black-Scholes value of these stock options is reflected in the “2018 Summary Compensation Table” in the “Annual Bonus” column for 2017, but had an intrinsic value of zero on the grant date.

(9)	Mr. Lyons resigned as our Chief Financial Officer and Treasurer effective on May 25, 2018 and will not receive any annual incentive compensation for the 2018 year.

Outstanding Equity Awards at 2018 Fiscal Year-End 2018
The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Marc Grandisson	68,400	—	6.43	5/6/2019	87,939	2,349,730	82,449	2,203,037
	90,000	—	8.34	5/5/2020
	72,000	—	11.30	5/6/2021
	75,000	—	12.86	5/9/2022
	100,800	—	14.22	11/12/2022
	53,100	—	17.84	5/9/2023
	48,000	—	19.09	5/13/2024
	80,991	—	19.03	11/6/2024
	43,890	—	20.84	5/13/2025
	23,229	11,601	23.90	5/13/2026
	23,244	46,356	32.09	5/8/2027
	—	616,284	26.79	4/9/2028
	—	133,821	26.55	5/11/2028

54	| 2019 PROXY STATEMENT

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)

François Morin	16,200	—	10.64	10/3/2021	24,716	660,412	36,232	968,119
	6,300	—	12.86	5/9/2022
	16,500	—	14.22	11/12/2022
	5,655	—	17.84	5/9/2023
	5,025	—	18.09	7/25/2023
	6,000	—	19.09	5/13/2024
	4,599	—	19.43	12/4/2024
	11,460	—	20.84	5/13/2025
	8,424	4,206	23.90	5/13/2026
	3,675	7,335	32.09	5/8/2027
	—	31,224	26.55	5/11/2028
	—	27,534	29.13	7/24/2028
Nicolas Papadopoulo	9,213	—	20.84	5/13/2025	61,986	1,656,266	27,483	734,346
	14,625	7,305	23.90	5/13/2026
	7,362	14,688	32.09	5/8/2027
	75,000	75,000	32.13	9/19/2027
	—	44,607	26.55	5/11/2028
Maamoun Rajeh	26,550	—	11.30	5/6/2021	45,546	1,216,989	23,820	636,470
	24,750	—	12.86	5/9/2022
	57,213	—	13.23	7/1/2022
	48,390	—	14.22	11/12/2022
	19,800	—	17.84	5/9/2023
	19,500	—	19.09	5/13/2024
	32,286	—	19.33	7/1/2024
	20,040	—	20.84	5/13/2025
	10,605	5,295	23.90	5/13/2026
	5,319	10,611	32.09	5/8/2027
	10,521	20,979	32.13	9/19/2027
	—	38,661	26.55	5/11/2028
Andrew T. Rippert	4,500	—	12.86	5/9/2022	26,712	713,745	25,650	685,368
	26,880	—	14.22	11/12/2022
	7,500	—	17.84	5/9/2023
	30,186	—	17.68	2/4/2024
	12,300	—	19.09	5/13/2024
	16,410	—	20.84	5/13/2025
	8,682	4,338	23.90	5/13/2026
	6,543	13,047	32.09	5/8/2027
	—	41,634	26.55	5/11/2028

2019 PROXY STATEMENT |	55

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)

Constantine Iordanou (5)	150,000	—	6.43	5/6/2019	164,712	4,401,105	—	—
	636,759	—	8.22	2/25/2020
	378,000	—	8.34	5/5/2020
	300,195	—	11.30	5/6/2021
	484,908	—	12.35	2/28/2022
	303,000	—	12.86	5/9/2022
	900,561	—	16.37	2/28/2023
	212,790	—	17.84	5/9/2023
	907,665	—	18.71	2/29/2024
	189,000	—	19.09	5/13/2024
	448,668	—	19.72	2/27/2025
	174,330	—	20.84	5/13/2025
	734,250	—	22.73	2/26/2026
	92,244	46,056	23.90	5/13/2026
	751,404	—	31.51	2/24/2027
	47,595	94,905	32.09	5/8/2027
	637,440	—	28.75	3/1/2028
	—	23,751	26.46	5/9/2028
Mark D. Lyons	—	—	—	—	—	—	—	—

(1)
Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date, except for (1) the award granted on September 19, 2017 to Mr. Papadopoulo, 25% of such award vested immediately on September 19, 2017, and the remaining stock options will vest in three equal annual installments commencing on the first anniversary of the grant date, and (2) the awards granted in February and March to Mr. Iordanou who elected to receive his approved annual cash bonuses in the form of stock options, which were fully vested on their respective grant dates. In addition, the award granted to Mr. Iordanou on May 9, 2018 vests over two years. All of the options and SARs will expire 10 years from the grant date, subject to the terms of the award agreements.

(2)
The above restricted share or unit awards vest in three equal annual installments commencing on the first anniversary of the grant date, except for the award granted on May 9, 2018 to Mr. Iordanou, which vests over a two year period.

(3)	Market value is based on the closing price of our common stock on December 31, 2018, which was $26.72.

(4)	Reflects performance shares that were granted in 2018, which have a performance period of January 1, 2018 through December 31, 2020 at the target performance.

(5)
As of December 31, 2018, such stock option and SAR awards have been transferred other than for value to grantor retained annuity trusts, except for 122,130 SARs from the May 2009 grant, 300,195 SARs from the May 2011 grant, 484,908 SARs from the February 2012 grant, 240,674 SARs from the May 2012 grant, 734,250 stock options from the February 2016 grant, 138,300 stock options from the May 2016 grant, 751,404 stock options from the February 2017 grant, 142,500 stock options from the May 2017 grant, 637,440 stock options from the March 2018 grant, and 23,751 stock options from the May 2018 grant, which are held directly by Mr. Iordanou.

56	| 2019 PROXY STATEMENT

2018 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2018 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Marc Grandisson	90,000	1,688,400	49,458	1,315,743
François Morin	—	—	11,700	311,051
Nicolas Papadopoulo	—	—	38,877	1,087,018
Maamoun Rajeh	—	—	27,810	776,834
Andrew T. Rippert	—	—	16,344	434,675
Constantine Iordanou	405,000	7,680,137	151,701	4,033,054
Mark D. Lyons	277,323	4,105,061	26,418	702,324

(1)	We computed the dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2018 Non-Qualified Deferred Compensation

The Company maintains tax-qualified and non-qualified defined contribution plans but does not maintain any defined benefit retirement or pension plans. The following table provides information with respect to our defined contribution plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)		Aggregate Balance at Last FYE ($)
Marc Grandisson	—	—		—
François Morin	—	—		—
Nicolas Papadopoulo	—	—		—
Maamoun Rajeh	—	—		—
Andrew T. Rippert	—	—		—
Constantine Iordanou	(183,965)	—		2,979,293	(1)
	(140,593)	—		1,062,200	(2)
Mark D. Lyons	15,987	(63,761)	(3)	1,107,078	(1)
	(587,108)	(7,284,648)	(4)	—	(2)

(1)	Includes the following cash amounts which we also included in the “2018 Summary Compensation Table” for fiscal year 2018 or in prior years: Mr. Iordanou—$2,824,232 and Mr. Lyons—$602,582.

(2)
Indicates the value of restricted common share units that will be settled in common shares after the termination of employment as provided in the applicable award agreements. The amounts indicated in the “Aggregate Balance at Last FYE” column are based on the closing price of Arch Capital’s common shares on December 31, 2018 and have been included in the “2018 Summary Compensation

Table” for fiscal year 2018 or prior years: Mr. Iordanou—$125,000.

(3)	Amount represents a distribution based on an irrevocable payout election made by the named executive officer in accordance with the terms of the deferred compensation plan.

(4)
On November 25, 2018, 260,166 restricted stock units held by Mr. Lyons were settled six months after the executive’s termination date, with the distribution of shares having a fair market value of $28.00 per share on the date of distribution.

2019 PROXY STATEMENT |	57

The Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Code (“Excess Compensation”) (for 2018, base salary in excess of $275,000) and, with respect to the eligible named executive officers, the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the eligible named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a “rabbi trust” by an independent trustee, and the trust assets remain subject to the Company’s creditors. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.

Section 457A of the Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain Bermuda-based employers. As a result, for periods on or after January 1, 2009, certain employees of Arch Capital and Arch Re Bermuda, including Messrs. Grandisson, Morin, Papadopoulo, Rajeh, Rippert and Iordanou are no longer permitted to participate in the non-qualified defined contribution retirement plan. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we have provided comparable benefits to these participants in the form of current cash payments, subject to tax. Such cash payments have been included in the “2018 Summary Compensation Table” in the “All Other Compensation” column for fiscal years 2018, 2017 and 2016.

58	| 2019 PROXY STATEMENT

Termination Scenarios—Potential Payments

The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2018 under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see “Employment Arrangements”).

Name	Without Good Reason ($) (1) (2) (3)	For Cause ($)	Death ($)(4)	Disability ($)(5)	Without Cause or For Good Reason (as applicable) ($)(4)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)(4)
Marc Grandisson
Cash Severance (6)	—	—	4,300,000	—	6,125,000	6,125,000
Accelerated Vesting of Share-Based Awards (7)	—	—	4,608,232	4,608,232	—	4,608,232
Health & Welfare (8)	—	—	32,765	32,765	32,765	32,765
Total	—	—	8,940,997	4,640,997	6,157,765	10,765,997
François Morin
Cash Severance (9)	—	—	—	—	1,725,000	1,725,000
Accelerated Vesting of Share-Based Awards (7)	—	—	1,645,700	1,645,700	—	1,645,700
Health & Welfare (8)	—	—	27,756	27,756	27,756	27,756
Total	—	—	1,673,456	1,673,456	1,752,756	3,398,456
Nicolas Papadopoulo
Cash Severance (9)	—	—	—	—	3,000,000	3,000,000
Accelerated Vesting of Share-Based Awards (7)	—	—	2,418,795	2,418,795	—	2,418,795
Health & Welfare (8)	—	—	27,756	27,756	27,756	27,756
Total	—	—	2,446,551	2,446,551	3,027,756	5,446,551
Maamoun Rajeh
Cash Severance (9)	—	—	—	—	1,966,250	1,966,250
Accelerated Vesting of Share-Based Awards (7)	—	—	1,874,964	1,874,964	—	1,874,964
Health & Welfare (8)	—	—	27,756	27,756	27,756	27,756
Total	—	—	1,902,720	1,902,720	1,994,006	3,868,970
Andrew T. Rippert
Cash Severance (9)	—	—	—	—	2,117,500	2,117,500
Accelerated Vesting of Share-Based Awards (7)	—	—	1,418,424	1,418,424	—	1,418,424
Health & Welfare (8)	—	—	27,756	27,756	27,756	27,756
Total	—	—	1,446,180	1,446,180	2,145,256	3,563,680
Constantine Iordanou
Cash Severance (10)	—	—	—	166,640	500,000	500,000
Accelerated Vesting of Share-Based Awards (7)	—	—	4,537,158	4,537,158	—	4,537,158
Health & Welfare (8)	—	—	28,243	28,243	28,243	28,243
Total	—	—	4,565,401	4,732,041	528,243	5,065,401
Mark D. Lyons (11)	—	—	—	—	—	—

(1)	In the case of resignation by giving six months’ advance notice without good reason by Messrs. Grandisson, Morin, Papadopoulo, Rajeh or Rippert, the Company may elect to place them on “garden leave” during all or part of the notice period. In this event, each of these individuals will (a) continue to receive base salary and benefits through the garden leave period of up to six months, and (b) receive,

2019 PROXY STATEMENT |	59

following the end of the garden leave period, a cash lump sum payment equal to one half of the sum of (i) the “bonus amount” (which is the greater of the annual target bonus or the average of the annual bonuses received for the preceding three years) and (ii) a pro-rated portion of the “bonus amount” through the date of notice (in the case of Mr. Grandisson, through the date of termination, less any period of garden leave). If the Company does not elect to place them on garden leave, and these individuals continue to work during the six month notice period, they will be entitled to receive the amounts set forth in the preceding sentence pursuant to their employment agreement. See “Employment Arrangements.” For a termination date of December 31, 2018, the total of these cash amounts accruing from the notice date would have been $2.7 million for Mr. Grandisson, $0.9 million for Mr. Morin, $2.5 million for Mr. Papadopoulo, $1.3 million for Mr. Rajeh and $1.0 million for Mr. Rippert. In addition, if the Company elects to extend their noncompetition period for six months after the end of the notice or garden leave period, Messrs. Grandisson, Morin, Papadopoulo, Rajeh and Rippert will (a) continue to receive base salary and medical benefits through the extended noncompetition period and (b) receive, during the extended noncompetition period, payments in the aggregate equal to one half of the sum of (i) the “bonus amount” and (ii) a pro-rated portion of the “bonus amount” through the date of notice of termination. For a termination date of December 31, 2018, and a six month extension of the noncompetition period, the total of these cash amounts would have been $2.7 million for Mr. Grandisson, $0.9 million for Mr. Morin, $2.5 million for Mr. Papadopoulo, $1.3 million for Mr. Rajeh and $1.0 million for Mr. Rippert.

(2)
Since Messrs. Papadopoulo, Rippert, and Iordanou are of retirement age (as defined in our plans), any unvested restricted shares/units and unvested stock options/SARs will continue to vest according to the vesting schedule and, in the case of stock options/SARs, the options/SARs will continue to have the full exercise period of 10 years from the date of grant, so long as they do not engage in a competitive activity (as defined in the applicable award agreements). In the event the executives engage in a competitive activity following retirement, unvested awards will be forfeited and the exercise periods for vested options/SARs would be reduced.

(3)
Since Mr. Rippert is of retirement age (as defined in our plans), if Mr. Rippert retired on December 31, 2018, he would have been entitled to payments in full settlement under the Formula Approach as described in footnote 4 below, provided he did not engage in competition with the Company.

(4)
Messrs. Rajeh and Rippert participated under the Formula Approach of our Incentive Compensation Plan for underwriting years through 2017 and 2016, respectively. In the event of termination on December 31, 2018 due to death, termination without cause or termination for good reason, Messrs. Rajeh and Rippert would have been entitled to payments in full settlement under the Formula Approach in the amounts determined by the Compensation Committee, taking into account such factors it deems relevant including that such amounts are generally subject to recalculation over the applicable 10-year development periods for open underwriting years. As of December 31, 2018, such amounts for Messrs. Rajeh and Rippert are estimated to be up to approximately $4.5 million and $1.5 million, respectively. Any such payments would be made by the end of the year following termination.

(5)
Upon termination on December 31, 2018, due to disability, Messrs. Rajeh and Rippert would have been entitled to payments in full settlement under the Formula Approach as described in footnote 9 below, provided they did not engage in competition with the Company.

(6)	Under Mr. Grandisson’s Employment Agreement, in the event of his death, his estate would receive an amount equal to two times the sum of his annual base salary and his target annual bonus. Such amount would be paid in a lump sum and offset by the amount of any proceeds received by his estate from life insurance provided by the Company.  The amount set forth above reflects an offset of $1.0 million for life insurance coverage currently provided by the Company.
Under Mr. Grandisson’s Employment Agreement, in the event his employment terminates due to his permanent disability, he would be entitled to payment of an amount equal to 40% of his base salary through the date he reaches age 65, offset by proceeds scheduled to be received from any disability insurance coverages provided by the Company.  The disability insurance coverage currently provided by the Company exceeds the amount otherwise payable by the Company.
Under Mr. Grandisson’s Employment Agreement, in the event his employment is terminated by the Company without cause or by him for good reason, he would be entitled to (i) base salary for the number of months equal to the excess of 24 months over the number of months, if any, he is on garden leave (during which he would continue to receive base salary), (ii) two times his target annual bonus and (iii) a pro-rated portion of his target annual bonus based on the period through the date of termination, less any period he is on garden leave.
The amounts above assume a termination date of December 31, 2018, a notice of termination date of June 30, 2018 and a six month garden leave period between the notice and termination dates. The amounts include base salary payable during the garden leave period.

(7)
Represents the intrinsic value (i.e., the value based upon the Company’s closing share price on December 31, 2018 or in the case of stock options/SARs, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 31, 2018 under the various circumstances presented.

(8)	Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive’s employment agreement for the various circumstances presented.

(9)
In the case of termination by the Company without cause or by Messrs. Morin, Papadopoulo, Rajeh or Rippert for good reason, each will be entitled to receive twelve months of base salary from the date of notice of termination and an amount equal to the sum of the (i) the annual target bonus plus (ii) a pro-rated portion of the annual target bonus through the date of notice, one half of which amount shall be paid in a single lump sum on the date that is sixty days following the date of termination and the remaining half will be payable in equal monthly installments over six months following the date of termination.

(10)
In the case of termination (i) due to death, (ii) disability, (iii) by the Company without cause or (iii) by the executive for good reason, Mr. Iordanou (or his estate) would have been entitled to receive an amount equal to the sum of the total remaining base compensation and target annual bonus which would have been paid through six months after the date of termination, with such amounts payable in six equal installments. In the case of death, the payment would be offset by the amount of any proceeds received by his estate from life insurance provided by the Company ($650,000 until age 70, and will decrease to $500,000 after age 70). In the case of termination due to permanent disability, the payment would be offset by proceeds scheduled to be received from any disability insurance coverages provided by the Company. The amount payable due to disability set forth above has been reduced by $333,360, the amount he would have received under Company provided disability coverages.

(11)
Mr. Lyons resigned as our Chief Financial Officer and Treasurer, effective on May 25, 2018. Mr. Lyons received his base salary through the effective date of his resignation, his vested benefits were paid in accordance with the terms of the applicable plan and his unvested equity awards were forfeited.

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Pay Ratio
In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total compensation of our CEO relative to the median of the annual total compensation of our employees. We identified the median employee from among our global employee population (excluding the CEO) as of December 31, 2018. Our global employee population included all of our full-time and part-time employees who were employed on December 31, 2018.
CEO Pay Ratio—99 to 1
We determined each employee’s consistently applied compensation measure which was equal to the sum of the following pay components:

▪	2018 base salary;

▪	bonuses paid during 2018;

▪	variable incentive compensation paid during 2018; and

▪	the fair value of all equity grants made during 2018.
We annualized the 2018 base salary for full-time employees that were not employed by us for all of 2018. Amounts paid in currencies other than U.S. dollars were converted into U.S. dollars based on the applicable exchange rate at December 31, 2018.
Based on each employee’s consistently applied compensation measure, we were able to identify the median employee who was a full-time, permanent employee based in the United States.
After identifying the median employee, we calculated the median employee’s annual total compensation for 2018 using the same requirements applied to calculate our CEO annual total compensation as set forth in the “2018 Summary Compensation Table”, and then added the estimated value of the median employee’s health plan benefits.
Based on the foregoing, the annual total compensation calculated for the median employee for 2018 was $126,070. For purposes of the pay ratio rule, the annual total compensation calculated for our CEO for 2018, was $12,432,827, as set forth in the “2018 Summary Compensation Table”, plus $34,579, the estimated value of our CEO’s health plan benefits, or $12,467,406.
Accordingly, for 2018, our CEO to median employee pay ratio was 99 to 1.

Employment Arrangements
Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.
Marc Grandisson
Mr. Grandisson’s employment agreement provides for annual base salary of $1,000,000 and eligibility to participate in an annual bonus plan with a target of 165% of his annual base salary and other terms set by the Board. Mr. Grandisson is entitled to participate in employee benefit programs and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which include housing expenses and automobile allowance.
Mr. Grandisson’s employment period under the employment agreement will end on the first to occur of: (a) the six month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six month anniversary of Mr. Grandisson providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Grandisson is terminated by us without cause or by him for good reason, he will be entitled to receive his annual base salary through the date of termination. He will also receive (i) an amount equal to his base salary for the excess of twenty-four months over the period, if any, of his “garden leave” (as described below), payable over six months following termination, (ii) an amount equal to the sum of (x) two times his target annual bonus plus (y) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date of termination (less any period he is on “garden leave”), one half of which sum will be paid on the date that is sixty days following the date of termination and the remaining half of which will be paid over six months following the date of termination. Mr. Grandisson will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to eighteen months after the date of termination. Mr. Grandisson will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.

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If Mr. Grandisson’s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date of termination (less any period he is on “garden leave”), which payment will be made sixty days following termination.
If Mr. Grandisson’s employment is terminated by us for cause, he will receive base salary and employee benefits through the date of termination. In the case of termination due to his death, his beneficiaries or estate will receive a lump sum payment equal to two times the sum of his base salary and target annual bonus, offset by proceeds of life insurance coverages provided by us. In the case of termination due to his permanent disability, he will receive an amount per annum equal to forty percent of his annual base salary until he reaches age sixty-five, offset by proceeds scheduled to be received by him from any disability insurance provided by us, and any payments scheduled to be made after the first anniversary of termination will be made on such first anniversary. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to twelve months after the date of termination.
Following any notice of termination, whether by us or Mr. Grandisson, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Grandisson perform no duties and exercise no powers or authorities in connection with his employment. However, following any such direction, Mr. Grandisson will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Grandisson has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if Mr. Grandisson’s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Grandisson, for each day during which the noncompetition period so continues, an amount equal to 1/365th of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Grandisson’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Grandisson has also agreed not to solicit our employees or customers for a period of one year following termination. The lengths of the noncompetition and nonsolicitation periods will be reduced by any period that Mr. Grandisson is on garden leave, as described above.
François Morin
Mr. Morin’s employment agreement provides for annual base salary of $600,000 (which was subsequently increased to $625,000) and eligibility to participate in an annual bonus plan with a target annual bonus of 135% of his annual base salary and other terms set by the Board. Mr. Morin is entitled to participate in employee benefits programs and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance.
Mr. Morin’s employment period under the employment agreement will end on the first to occur of: (a) the six month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six month anniversary of Mr. Morin providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Morin is terminated by us without cause or by him for good reason, he will be entitled to receive an amount equal to his annual base salary through the six month anniversary of the date of termination. In that event Mr. Morin will also receive an amount equal to the sum of (i) his target annual bonus plus (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date notice of termination is given, one half of which will be paid on the date that is sixty days following the date of termination and the remaining half of which will be paid over six months following the date of termination. Mr. Morin will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to six months after the date of termination. Mr. Morin will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has

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delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.
If Mr. Morin‘s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given, which payment will be made sixty days following termination.
If Mr. Morin’s employment is terminated by us for cause, as a result of his permanent disability or upon his death, Mr. Morin (or his beneficiaries or estate, in the case of death) will continue to receive base salary and employee benefits through the date of termination. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to twelve months after the date of termination.
Following any notice of termination, whether by us or Mr. Morin, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Morin perform no duties and exercise no powers or authorities in connection with his employment. However, following any such direction, Mr. Morin will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Morin has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if Mr. Morin‘s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Morin, for each day during which the noncompetition period so continues, an amount equal to 1/365th of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Morin’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Morin has also agreed not to solicit our employees or customers for a period of one year following termination. The lengths of the noncompetition and nonsolicitation periods will be reduced by any period that Mr. Morin is on garden leave, as described above.
Nicolas Papadopoulo
Mr. Papadopoulo’s employment agreement provides for annual base salary of $750,000 and eligibility to participate in an annual bonus plan with a target annual bonus of 100% (subsequently increased to 135%) of his annual base salary and other terms set by the Board. For calendar years 2018 and 2019, Mr. Papadopoulo will receive a minimum annual bonus of at least two times his contractual target amount. Mr. Papadopoulo is entitled to participate in employee benefits programs and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance.
Mr. Papadopoulo’s employment period under the employment agreement will end on the first to occur of: (a) the six month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six month anniversary of Mr. Papadopoulo providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Papadopoulo is terminated by us without cause or by him for good reason, he will be entitled to receive an amount equal to his annual base salary through the six month anniversary of the date of termination. In that event Mr. Papadopoulo will also receive an amount equal to the sum of (i) his target annual bonus plus (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date notice of termination is given, one half of which will be paid on the date that is sixty days following the date of termination and the remaining half of which will be paid over six months following the date of termination. Mr. Papadopoulo will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to six months after the date of termination. Mr. Papadopoulo will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.

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If Mr. Papadopoulo‘s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given, which payment will be made sixty days following termination.
If Mr. Papadopoulo’s employment is terminated by us for cause, as a result of his permanent disability or upon his death, Mr. Papadopoulo (or his beneficiaries or estate, in the case of death) will continue to receive base salary and employee benefits through the date of termination. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to twelve months after the date of termination.
Following any notice of termination, whether by us or Mr. Papadopoulo, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Papadopoulo perform no duties and exercise no powers or authorities in connection with his employment. However, following any such direction, Mr. Papadopoulo will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Papadopoulo has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if Mr. Papadopoulo’s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Papadopoulo, for each day during which the noncompetition period so continues, an amount equal to 1/365th of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Papadopoulo’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Papadopoulo has also agreed not to solicit our employees or customers for a period of one year following termination. The lengths of the noncompetition and nonsolicitation periods will be reduced by any period that Mr. Papadopoulo is on garden leave, as described above.
Maamoun Rajeh
Mr. Rajeh’s employment agreement provides for annual base salary of $650,000 and eligibility to participate in an annual bonus plan with a target annual bonus of 100% (subsequently increased to 135%) of his annual base salary and other terms set by the Board. Mr. Rajeh is entitled to participate in employee benefits programs and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which include housing expenses and automobile allowance.
Mr. Rajeh’s employment period under the employment agreement will end on the first to occur of: (a) the six month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six month anniversary of Mr. Rajeh providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Rajeh is terminated by us without cause or by him for good reason, he will be entitled to receive an amount equal to his annual base salary through the six month anniversary of the date of termination. In that event Mr. Rajeh will also receive an amount equal to the sum of (i) his target annual bonus plus (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date notice of termination is given, one half of which will be paid on the date that is sixty days following the date of termination and the remaining half of which will be paid over six months following the date of termination. Mr. Rajeh will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to six months after the date of termination. Mr. Rajeh will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.
If Mr. Rajeh’s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or

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(ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given, which payment will be made sixty days following termination.
If Mr. Rajeh’s employment is terminated by us for cause, as a result of his permanent disability or upon his death, Mr. Rajeh (or his beneficiaries or estate, in the case of death) will continue to receive base salary and employee benefits through the date of termination. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to twelve months after the date of termination.
Following any notice of termination, whether by us or Mr. Rajeh, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Rajeh perform no duties and exercise no powers or authorities in connection with his employment. However, following any such direction, Mr. Rajeh will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Rajeh has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if Mr. Rajeh’s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Rajeh, for each day during which the noncompetition period so continues, an amount equal to 1/365th of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Rajeh’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Rajeh has also agreed not to solicit our employees or customers for a period of one year following termination. The lengths of the noncompetition and nonsolicitation periods will be reduced by any period that Mr. Rajeh is on garden leave, as described above.

Andrew T. Rippert
Mr. Rippert’s employment agreement provides for annual base salary of $700,000 and eligibility to participate in an annual bonus plan with a target annual bonus of 100% (subsequently increased to 135%) of his annual base salary and other terms set by the Board. Mr. Rippert is entitled to participate in employee benefits programs and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance.
Mr. Rippert’s employment period under the employment agreement will end on the first to occur of: (a) the six month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six month anniversary of Mr. Rippert providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Rippert is terminated by us without cause or by him for good reason, he will be entitled to receive an amount equal to his annual base salary through the six month anniversary of the date of termination. In that event Mr. Rippert will also receive an amount equal to the sum of (i) his target annual bonus plus (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date notice of termination is given, one half of which will be paid on the date that is sixty days following the date of termination and the remaining half of which will be paid over six months following the date of termination. Mr. Rippert will also receive employee benefits through the date of termination, and his major medical insurance coverage benefits will continue for up to six months after the date of termination. Mr. Rippert will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.
If Mr. Rippert’s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the

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calendar year through the date notice of termination is given, which payment will be made sixty days following termination. If Mr. Rippert’s employment is terminated by us for cause, as a result of his permanent disability or upon his death, Mr. Rippert (or his beneficiaries or estate, in the case of death) will continue to receive base salary and employee benefits through the date of termination. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive major medical insurance coverage benefits for a period of up to twelve months after the date of termination.
Following any notice of termination, whether by us or Mr. Rippert, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Rippert perform no duties and exercise no powers or authorities in connection with his employment. However, following any such direction, Mr. Rippert will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Rippert has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if Mr. Rippert’s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Rippert, for each day during which the noncompetition period so continues, an amount equal to 1/365th of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above), and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his major medical insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Rippert’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Rippert has also agreed not to solicit our employees or customers for a period of one year following termination. The lengths of the noncompetition and nonsolicitation periods will be reduced by any period that Mr. Rippert is on garden leave, as described above.
Constantine Iordanou
Under our service agreement with Mr. Iordanou, he has agreed to provide 50 days of services per year to Arch Capital, as requested by Arch Capital’s chief executive officer or the Board. For his services, the agreement provides that Mr. Iordanou will be paid annual base compensation of $500,000, and he will be eligible to participate in an annual bonus plan with a target annual bonus of 100% of his annual base salary and other terms established by the Board.

During his service under the agreement, Mr. Iordanou will also be entitled to participate in employee benefit programs on a basis no less favorable than provided to senior executives, and upon his reasonable request any private aircraft owned or leased by Arch Capital will be made available to him for business travel consistent with his duties under the service agreement.
Pursuant to our agreement with Mr. Iordanou dated March 15, 2019, his service period will end on September 15, 2019. At that time he will immediately resign from all positions and in all capacities with Arch Capital and its affiliates, including as a member of the Board.
Mr. Iordanou will be entitled to receive his base salary through the date of termination, and he will receive a payment of $466,000 upon such termination. Mr. Iordanou will be entitled to continued major medical plan coverage for up to 36 months after termination (and he will be required to pay the full premium cost for any period of coverage after the first 18 months). He will also be entitled to continued tax preparation assistance as set forth in the agreement and participation in our charitable awards matching program for 2020.

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AUDIT MATTERS
Report of the Audit Committee of the Board
The Audit Committee assists the Board in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that Arch Capital’s financial statements are in all material respects complete and accurate and in accordance with U.S. generally accepted accounting principles (“GAAP”). The financial statements are the responsibility of the Company’s management. The Company’s independent public registered accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by Arch Capital from time to time which seek to ensure that the business of Arch Capital is conducted in an ethical and legal manner.
The Audit Committee has reviewed and discussed the consolidated financial statements of Arch Capital and its subsidiaries set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2018 (“2018 Annual Report”), management’s annual assessment of the effectiveness of Arch Capital’s internal control over financial reporting and PricewaterhouseCoopers LLP’s opinion on the effectiveness of internal control over financial reporting, with management of Arch Capital and PricewaterhouseCoopers LLP, independent registered public accounting firm for Arch Capital.
The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.
Based on the review and discussions with management of Arch Capital and PricewaterhouseCoopers LLP referred to above and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee has recommended to the Board that Arch Capital publish the consolidated financial statements of Arch Capital and its subsidiaries for the year ended December 31, 2018 in our 2018 Annual Report.

AUDIT COMMITTEE Brian S. Posner (Chairman) Laurie S. Goodman Yiorgos Lillikas Louis J. Paglia Eugene S. Sunshine

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Principal Auditor Fees and Services
The following table summarizes professional services rendered to the Company and its majority-owned subsidiaries by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2018 and 2017.

	Year Ended December 31,
	2018	2017	Description
Audit Fees	$7,818,994	$8,440,876
Includes fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q and statutory audits for our insurance subsidiaries. Audit fees for the year ended December 31, 2018 decreased when compared to prior year primarily due to audit work for 2017 associated with transactions which did not recur in 2018, such as share issuances and audit services related to the legacy UGC integration.

Audit Related Fees	636,824	271,867
Include fees for assurance and related services that are traditionally performed by independent accountants, including employee benefit plan audits, regulatory and compliance attestations and agreed-upon procedures not required by regulation.

Tax Fees	472,838	584,438	Fees for tax services, including tax compliance, tax advice and tax planning.
All Other Fees	88,874	58,216	Fees for services that are not included in the above categories and primarily include fees related to software licensing fees.
Total[1]	$9,017,530	$9,355,397

1
Excludes fees related to audit work for Watford, which are subject to approval by Watford’s board of directors and its Audit Committee. We own common and preferred interests in Watford and have the right to designate two members of Watford’s board of directors. We consolidate Watford’s results under applicable accounting guidance. Please see note 11, “Variable Interest Entity and Noncontrolling Interests,” of the notes accompanying our consolidated financial statements included in our 2018 Annual Report, for additional information about our ownership interest in Watford.

The Audit Committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Audit Committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

68	| 2019 PROXY STATEMENT

ITEM 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of Arch Capital for the year ending December 31, 2019. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2019. A representative of PricewaterhouseCoopers LLP will attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions.
Required Vote
The affirmative vote of a majority of the voting power of all of our outstanding common shares represented at the annual meeting will be required for the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

2019 PROXY STATEMENT |	69

SUBSIDIARY DIRECTORS
Under our bye-law 75, the Boards of Directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board, must consist of persons who have been elected by our shareholders as designated company directors (“Designated Company Directors”).
ITEM 4—ELECTION OF SUBSIDIARY DIRECTORS
Required Vote
The affirmative vote of a majority of the voting power of all of our outstanding common shares represented at the annual meeting will be required for the election of Designated Company Directors.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.
Nominees
The persons named below have been nominated to serve as Designated Company Directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for a nominee is withheld, the enclosed proxy will be voted for the nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that the nominee is unable or declines to serve.

Arch Capital Holdings Ltd.
Graham B.R. Collis; François Morin

Arch Investment Property Holdings Ltd.
Robert Appleby; W. Preston Hutchings; David J. Mulholland

Arch Investment Holdings I Ltd., Arch Investment Holdings II Ltd., Arch Investment Holdings III Ltd., Arch Investment Holdings IV Ltd.
W. Preston Hutchings; François Morin; David J. Mulholland

Arch Risk Transfer Services Ltd., Alternative Re Holdings Limited, Alternative Re Limited
Graham B.R. Collis; François Morin

Arch Reinsurance Ltd.
Matthew Dragonetti; Jerome Halgan; Pierre Jal; Maamoun Rajeh

Arch Investment Management Ltd.
W. Preston Hutchings; François Morin

Arch Global Services Holdings Ltd.
Dennis R. Brand; François Morin

Arch Underwriters Ltd.
Matthew Dragonetti; Jerome Halgan; Pierre Jal; Maamoun Rajeh

Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated herein)
François Morin; Maamoun Rajeh

70	| 2019 PROXY STATEMENT

Robert Appleby, 57, has served as a director of Arch Investment Property Holdings Ltd. since November 2016. He is currently Joint Chief Investment Officer for ADM Capital, a global investment manager, which he founded in Hong Kong with his business partner during the Asian financial crisis of 1997. Prior to this, he served 13 years with Lehman Brothers in London, New York and Singapore. In 2006, Mr. Appleby assisted with the formation and is also a director of the ADM Capital Foundation, a philanthropic organization closely associated with environmental conservation. Mr. Appleby is a graduate of St Peter’s College, Oxford and holds an M.A. in Zoology.
Dennis R.  Brand, 68, is Chairman, Worldwide Services at Arch Capital Services Inc. Mr. Brand also serves on the Group Reinsurance Steering Committee. He served as Senior Executive Vice President and Chief Administration Officer for Arch Insurance Group until December 2017. Mr. Brand joined Arch Insurance Group in 2004 as Senior Executive Vice President and Chief Reinsurance Officer, where he oversaw reinsurance, finance, information technology, actuarial, corporate underwriting, human resources, legal and premium audit departments. Prior to joining Arch Insurance Group, Mr. Brand has held various positions in the insurance industry: first in finance, then in assumed underwriting and ceded reinsurance, as well as serving in other operational roles in the industry. Mr. Brand has over 40 years of reinsurance and executive management experience through positions held at Kemper and Reliance National. Mr. Brand holds a B.A. in Business from West Virginia University; he has also served in the United States Navy.
Graham B.R. Collis, 58, has practiced law at Conyers Dill & Pearman Limited in Bermuda since 1992, where he has been a director since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.
Matthew Dragonetti, 49, is President and Head of Property for Arch Re Bermuda, a position he has held since November 2017. From 2012 to 2017, Mr. Dragonetti was the Head of Worldwide Property. He joined Arch Re Bermuda in November 2001 as a Senior Underwriter for U.S. Treaty Property, ultimately becoming Head of U.S. Property in 2005. Before joining Arch Re Bermuda, he served as Vice President at Odyssey Re and prior to that, he was a Vice President of Property Treaty for Terra Nova (Bermuda) Holdings Ltd. from 1998 to 2000. He started his reinsurance career at F&G Re as an Assistant Vice President international property from 1995 to 1998. Mr. Dragonetti has a B.S in Economics from Pennsylvania State University and an M.B.A. from Northeastern University.

Jerome Halgan, 46, was appointed Chief Executive Officer of Arch Re Bermuda in January 2018. Mr. Halgan joined Arch in 2009 as Senior Underwriter with Arch Re Bermuda in Bermuda before being promoted to Chief Underwriting Officer in June 2012. He then took on the role of President of Arch Re (U.S.) in August 2014, a position he held until January 2016, when he was named Chairman, President and Chief Executive Officer of Arch Re (U.S.) before assuming his current role. Prior to Arch, Mr. Halgan worked with the Berkshire Hathaway Reinsurance Group as a Vice President from 2001 to 2009 and with Sorema N.A. Reinsurance Group from 1996 to 2001 with responsibilities within property underwriting and business analysis. Mr. Halgan holds an M.B.A. from the Stern School of Business and an engineering degree from the École Supérieure d’Électricité in France.
W. Preston Hutchings, 62, has served as President of AIM since April 2006 and Senior Vice President and Chief Investment Officer of Arch Capital since July 2005. Prior to joining Arch Capital, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received an M.A. in Jurisprudence from Oxford University in 1981, where he studied as a Rhodes Scholar.
Pierre Jal, 41, was appointed Global Chief Underwriting Officer for Arch Re Bermuda in November 2017. Mr. Jal joined Arch Re Europe as an underwriter/actuary in July 2007. He was appointed to senior international casualty/specialty underwriter in 2011. In 2012, Mr. Jal was appointed Chief Underwriting Officer P&C for Arch Re Europe. He was promoted to Chief Underwriting Officer in 2014. Prior to joining Arch, Mr. Jal held various underwriting and actuarial positions. From 2005 to 2007, he served as Underwriter/Head of Actuarial Department, of Scor Global P&C in Switzerland. From 2004 to 2005, he was a reinsurance underwriter at French Market at Alea in Switzerland. Prior to this, Mr. Jal was an actuarial consultant at GECALUX in Luxemburg from 2002 to 2004. He started his reinsurance career in 2001 as a reinsurance pricing actuary at Gerling Globale Re in France. Mr. Jal holds a Master’s Degree in Actuarial Science and is a fully qualified member of the French Institute of Actuaries.

2019 PROXY STATEMENT |	71

François Morin, 51, is Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital, a position he has held since May 2018. Prior to such position, Mr. Morin served as Senior Vice President, Chief Risk Officer and Chief Actuary of Arch Capital, a position he held since May 2015. He joined Arch Capital in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm, Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered Financial Analyst, a Chartered Enterprise Risk Analyst, and a Member of the American Academy of Actuaries.
David J. Mulholland, 52, has served as Senior Vice President and Chief Administrative Officer of AIM since November 2011. Prior to November 2011, he served as Vice President at AIM, which he joined in January 2006. Prior to that time, he spent 11 years at STW Fixed Income Management where he held the title of Principal and Portfolio Manager. From 1990 to 1994, he worked as a money market and foreign exchange trader in the treasury department of the Bank of Butterfield in Bermuda. Mr. Mulholland holds a B.S. with a concentration in finance from Boston University.

Maamoun Rajeh, 48, has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group since October 2017. From July 2014 to September 2017, he was Chairman and Chief Executive Officer of Arch Re Bermuda. He joined Arch Re Bermuda in 2001 as an underwriter, ultimately becoming Chief Underwriting Officer in November 2005. Most recently, he was President and Chief Executive Officer of Arch Re Europe from October 2012 to July 2014. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.

72	| 2019 PROXY STATEMENT

ANNEX A—GENERAL INFORMATION

Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 8, 2019: For the convenience of our shareholders, this Proxy Statement and the 2018 Annual Report to Shareholders for the Annual Meeting of Shareholders to be held on May 8, 2019 are available at: www.proxyvote.com.
Notice and Access
We are furnishing proxy materials to our shareholders primarily via the Internet under the SEC’s “Notice and Access” rules. On or about March 29, 2019, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and 2018 Annual Report to Shareholders. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the Internet, by phone or with your mobile device.
We are providing Internet distribution of our proxy materials to expedite receipt by shareholders, reduce costs and conserve paper. However, if you would like to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability.

Electronic Access to Proxy Materials
This Proxy Statement and our 2018 Annual Report to Shareholders are available at www.proxyvote.com or at the Company’s website, www.archcapgroup.com. If you received paper copies of this year’s Proxy Statement and Annual Report to Shareholders by mail, you can elect to receive an e-mail message in the future that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

▪	gain faster access to your proxy materials;

▪	help reduce production and mailing costs;

▪	reduce the amount of mail you receive; and

▪	save paper.
If you have already enrolled in the electronic access service, you will continue to receive your proxy materials by e-mail, unless and until you change your delivery preference.
Registered and Beneficial Shareholders may enroll in the electronic proxy and annual report access service for future annual meetings by registering at www.proxyvote.com. If you vote via the Internet, simply follow the prompts that link you to that website.

Shareholders Entitled to Vote and Voting Standard

Our Board set March 8, 2019 as the record date for the meeting. This means that shareholders as of the close of business on that date are entitled to receive this notice of the annual meeting and vote at the annual meeting and any and all postponements or adjournments of the annual meeting.
On the record date, there were 403,518,712 common shares outstanding and entitled to vote, subject to our bye-laws (described below). At that date, there were an estimated 867 holders of record and approximately 48,255 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. Only holders of the Company’s common shares may vote at the annual meeting. The Company’s outstanding preferred shares have no voting rights (except in very limited circumstances which do not currently apply).
How to Vote
You are encouraged to vote in advance of the annual meeting, even if you are planning to attend in person.
You can use any of the following methods listed to vote. Make sure you have your Notice, proxy card or Voting Instruction Form in hand and follow the instructions.

2019 PROXY STATEMENT |	A-1

Registered Shareholders
Shareholders who hold their shares directly with our stock registrar, American Stock Transfer & Trust Company, can vote any one of several ways.
Via the Internet: Visit www.proxyvote.com and follow the instructions on the website.
If you vote via the Internet or by phone, your voting instructions may be transmitted until 11:59 p.m. Eastern Time on May 7, 2019. See “Arch Capital Employee Share Purchase Plan” below for voting instructions regarding shares held under our share purchase plan.
By Phone: Call 1-800-690-6903 and follow the voice prompts.
By Mail: Sign, date and return the proxy card.

By QR Code: Scan the QR Code on your proxy card, Notice or Voting Instruction Form to vote with your mobile device.
In Person: Attend the annual meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting (see below “Annual Meeting Attendance”).
Beneficial Shareholders
Shareholders who hold their shares beneficially through an institutional holder of record such as a bank or broker (sometimes referred to as holding shares “in street name”), will receive voting instructions from that holder of record. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the holder of record of your shares and present it at the meeting.

Quorum; Votes Required for Approval

The presence of two or more persons representing, in person or by proxy, including proxies properly submitted by mail, telephone or Internet, at least a majority of the voting power of our shares outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum. If a quorum is not present, the annual meeting may be adjourned until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual meeting will be required for approval of each of the proposals, except for Item 1 as described below and Item 2, which is advisory and does not have a required vote.
With respect to Item 1, in any uncontested election of directors, the affirmative vote of a majority of the votes cast will be required to elect each director. In the event of a director election in which the number of director nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast for such directors. Our Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who fails to receive a majority of the votes cast in such election will be obligated to tender his or her resignation to the Board. The Nominating and Governance Committee or other Committee designated by our Board will consider any such resignation and make a recommendation to the Board whether to accept or reject the resignation. The Board would then be required to accept or reject the resignation within 90 days following certification of the election results, taking into account all relevant facts and circumstances, and would publicly disclose its reasons if the resignation is not accepted.
An automated system administered by our distribution and tabulation agent will tabulate votes cast by proxy at the annual meeting, and our inspector will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions will not be considered in determining the number of votes necessary for approval of Item 1 and will be considered in determining the number of votes necessary for approval of Items 3 and 4.
Several of our officers and directors will be present at the annual meeting and available to respond to questions. Our independent auditors are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

A-2	| 2019 PROXY STATEMENT

Effect of Your Proxy

Your proxy authorizes another person to vote your shares on your behalf at the Annual Meeting.
If your valid proxy is received by Internet, telephone or mail before the deadline, the persons designated as proxies will vote your shares per your directions. We have designated two of our officers as proxies for the 2019 Annual Meeting of Shareholders—Marc Grandisson and Martin Richardson.
Should any other matter not referred to in this Proxy Statement properly come before the meeting, the designated proxies will vote in their discretion. If any Director nominee should refuse or be unable to serve, an event that is not anticipated, your shares will be voted for the person designated by the Board to replace such nominee or, alternatively, the Board may reduce the number of Directors on the Board.

Effect of Not Casting Your Vote

Registered Shareholders
When a valid proxy is received, but specific choices are not indicated, the designated proxies will vote as recommended by the Board.
Beneficial Shareholders
It is critical that you cast your vote if you want it to count in the election of directors and most other items on the agenda. Under applicable regulations, if you hold your shares beneficially and do not instruct your bank, broker or other holder of record on how to vote your shares, the holder of record will only have discretion to vote your uninstructed shares on the appointment of our independent registered public accounting firm (Item 3). The holder of record will not have discretion to vote your uninstructed shares on the election of three Class III directors (Item 1), the advisory vote to approve named executive officer compensation (Item 2) or the election of certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws (Item 4), resulting in “broker non-votes” on those items.

Revoking Your Proxy or Changing Your Vote

You may change your vote at any time before the proxy is exercised.
Registered Shareholders
If you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by phone, you may change your vote with a timely and valid later Internet or telephone vote, or by voting by ballot at the meeting.
Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised, or (2) you vote by ballot at the meeting.
Beneficial Shareholders
Follow the specific directions provided by your bank, broker or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your holder of record and present it at the meeting.

2019 PROXY STATEMENT |	A-3

Arch Capital Employee Share Purchase Plan

If you purchased common shares in the Arch Capital company employee share purchase plan, you will receive one proxy card or Notice that covers these shares as well as any other shares registered directly in your name, but does not cover shares held beneficially through a bank, broker or other holder of record. See “How to Vote” (above) for instructions on voting shares held beneficially through a bank or broker.

Annual Meeting Attendance

If you were a shareholder as of the record date, March 8, 2019, you are invited to attend our Annual Meeting in person.
Venue:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda

Date:
Wednesday, May 8, 2019

Time:
8:45 a.m., local time

Limitation on Voting Under Our Bye-laws

Under our bye-laws, if the votes conferred by shares of the Company, directly or indirectly or constructively owned (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)), by any U.S. person (as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of Arch Capital entitled to vote generally at an election of directors.
In order to implement our bye-laws, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

A-4	| 2019 PROXY STATEMENT

Proxy Solicitation

Proxies are being solicited by and on behalf of the Board. In addition to the use of the mail, proxies may be solicited by personal interview, phone, telegram and facsimile, in each case by our directors, officers and employees.
We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and verify records related to the solicitation for a fee of approximately $12,500 plus expenses. We will reimburse brokerage houses, nominees, fiduciaries and other custodians for their costs in forwarding proxy materials. We may request by phone, facsimile, mail, electronic mail or other means the return of the proxy cards. Please contact MacKenzie Partners at 1-800-322-2885 with any questions you may have regarding our proposals.

Corporate Governance Materials

Shareholders can see our Board Committee Charters; Code of Business Conduct; Corporate Governance Guidelines and other corporate governance materials at www.ir.archcapgroup.com. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders, without charge, upon request to:

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
Facsimile: (441) 278-9255

Reduce Duplicate Mailings

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered shareholders, who have the same address and last name and who receive either Notices or paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials, or a single envelope containing the Notices for all shareholders at that address. This consolidated method of delivery will continue unless one or more of these shareholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards or Notices that include each shareholder’s unique control number for voting the shares held in each account.

Registered Shareholders who wish to discontinue householding and receive separate copies of proxy materials may notify Broadridge by calling 1-866-540-7095, or send a written request to the Company’s Secretary at the address of our principal office.
Beneficial Shareholders may request information about householding from your bank, broker or other holder of record.

2019 PROXY STATEMENT |	A-5

Shareholder Proposals for the 2020 Annual Meeting

To be included in our Proxy Statement and form of proxy relating to the 2020 annual meeting, all proposals of security holders intended to be presented at the 2020 annual meeting of shareholders must be received by the Company not later than November 28, 2019 and must comply with Rule 14a-8 under the U.S. Securities and Exchange Act of 1934, as amended.
For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before the deadline for advance notice set forth in our bye-laws as described below.
Our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days’ notice of an annual meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Any such proposal or nomination must include the information required under our bye-laws with respect to each proposal or nomination and the shareholder making such proposal or nomination.
A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.
Proposals and other items of business should be directed to the attention of:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
Facsimile: (441) 278-9255

Contacting Our Board, Individual Directors and Committees

You can contact any of our directors, including our lead director, by writing to them care of:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary

Employees and others who wish to contact the Board or any member of the Audit Committee to report any complaint or concern with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using the above address.

Registered and Principal Executive Offices

Our registered office is located at:	Our principal executive offices are located at:
Clarendon House 2 Church Street Hamilton HM 11, Bermuda Phone: (441) 295-1422	Waterloo House, Ground Floor 100 Pitts Bay Road Pembroke HM 08, Bermuda Phone: (441) 278-9250

A-6	| 2019 PROXY STATEMENT

ANNEX B—NON-GAAP FINANCIAL MEASURES
In presenting our results for purposes of compensation determinations, we include and discuss certain non-GAAP financial measures as defined in Regulation G. We believe that these non-GAAP financial measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with GAAP.
After-tax operating income available to Arch common shareholders is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other, loss on redemption of preferred shares and income taxes. The table below presents the reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders.
Annualized operating return on average common equity (“Operating ROE”) represents after-tax operating income available to Arch common shareholders divided by average common shareholders’ equity during the period. Management uses Operating ROE as a key measure of the return generated to our common shareholders.
The following table summarizes our consolidated financial data, including a reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders. Each line item reflects the impact of our approximate 11% ownership of Watford’s common equity.

	Year Ended
	December 31,	December 31,
(U.S. Dollars in thousands, except share data)	2018	2017
Net income available to Arch common shareholders (a)	$713,616	$566,502
Net realized (gains) losses	297,755	(148,836)
Net impairment losses recognized in earnings	2,829	7,138
Equity in net (income) of investment funds accounted for using the equity method	(45,641)	(142,286)
Net foreign exchange losses (gains)	(59,890)	113,613
Transaction costs and other	12,377	22,150
Loss on redemption of preferred shares	2,710	6,735
Income tax expense (benefit)	(14,566)	22,139
After-tax operating income available to Arch common shareholders (b)	$909,190	$447,155

Beginning common shareholders’ equity	$8,324,047	$7,481,163
Ending common shareholders’ equity	8,659,827	8,324,047
Average common shareholders’ equity (c)	$8,491,937	$7,902,605

Annualized return on average common equity (a)/(c)	8.4%	7.2%
Annualized operating return on average common equity (b)/(c)	10.7%	5.7%

2019 PROXY STATEMENT |	B-1

Tangible book value per common share represents common shareholders’ equity available to Arch less goodwill and intangible assets (including the impact of our approximate 11% ownership of Watford’s goodwill). We believe that tangible book value per common share is useful to investors because it provides a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following table provides a reconciliation of book value per common share to tangible book value per common share:

	Year Ended
	December 31,	December 31,
(U.S. Dollars in thousands, except share data)	2018	2017
Total shareholders’ equity available to Arch	$9,439,827	$9,196,602
Less preferred shareholders’ equity	780,000	872,555
Common shareholders’ equity available to Arch (a)	$8,659,827	$8,324,047
Less: goodwill and intangible assets	628,111	645,802
Common shareholders’ equity available to Arch less goodwill and intangible assets (b)	$8,031,716	$7,678,245

Common shares and common share equivalents outstanding, net of treasury shares (c)	402,454,834	409,956,417

Book value per common share (a)/(c)	$21.52	$20.30
Tangible book value per common share (b)/(c)	$19.96	$18.73

Underwriting income represents the pre-tax profitability of our underwriting operations and includes net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to our individual underwriting operations. Underwriting income or loss does not incorporate items included in the our corporate (non-underwriting) segment. Refer to note 4 (Segment Information) to the consolidated financial statements in our 2018 Annual Report for a reconciliation of underwriting income to net income.

B-2	| 2019 PROXY STATEMENT

Arch

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E58590-P17294

TO VOTE FOR ON ALL PROPOSALS OR AGAINST ON ALL PROPOSALS OR TO ABSTAIN ON ALL PROPOSALS, MARK THE APPROPRIATE BOX. NO OTHER VOTE IS NECESSARY NOR WILL IT BE RECOGNIZED.

For All	Against All	Abstain All
☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

1. To elect the nominees listed as Class III Directors of the Company for a term of three years or until their respective successors are duly elected and qualified.

	For	Against	Abstain
1a. John L. Bunce, Jr.	☐	☐	☐
1b. Marc Grandisson	☐	☐	☐
1c. Eugene S. Sunshine	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To appoint PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

4. To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

	For	Against	Abstain
4a. Robert Appleby	☐	☐	☐
4b. Dennis R. Brand	☐	☐	☐
4c. Graham B.R. Collis	☐	☐	☐
4d. Matthew Dragonetti	☐	☐	☐
4e. Jerome Halgan	☐	☐	☐
4f. W. Preston Hutchings	☐	☐	☐
4g. Pierre Jal	☐	☐	☐
4h. François Morin	☐	☐	☐
4i. David J. Mulholland	☐	☐	☐
4j. Maamoun Rajeh	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature [PLEASE SIGN WITHIN BOX] Date

ANNUAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 8, 2019

Please mark, sign and date this proxy card on the reverse side and return promptly in the enclosed envelope.

E58591-P17294

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 8, 2019

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company").
The undersigned hereby appoints Marc Grandisson and Martin Richardson as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 8, 2019, or which the undersigned would otherwise be entitled to vote at the annual meeting to be held on May 8, 2019, and any adjournment thereof, upon all matters that may properly come before the annual meeting. **All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual meeting.**

The undersigned hereby acknowledges receipt of the Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and hereby revokes all previously granted proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side